STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement"), dated as of March 15, 2023, is made and entered into by and among Mirion Technologies (US), Inc., a Delaware corporation ("Seller") and Biodex Rehab Systems, LLC, a Delaware limited liability company (formerly named Salona Bio Acquisition, LLC) ("Buyer"), a wholly-owned subsidiary of Salona Global Medical Device Corporation, a corporation incorporated under the laws of the Province of British Columbia ("Parent," and together with Buyer, the "Buyer Parties")).  Throughout this Agreement, Seller and the Buyer Parties may be referred to individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, on November 22, 2022, Biodex Medical Systems, Inc., a New York corporation (the "Company"), Parent and Buyer entered into that certain Asset Purchase Agreement (the "Asset Purchase Agreement") for the sale and purchase of the Company's rehabilitation business; and

WHEREAS, following the date of the Asset Purchase Agreement, the Parties agreed to restructure the sale and purchase of the assets of the Company's rehabilitation business contemplated by the Asset Purchase Agreement to a transaction involving the sale and purchase of all the outstanding shares of capital stock of the Company; and

WHEREAS, prior to the date hereof, all the Company's non-rehabilitation business, assets and operations were distributed to the parent of Seller and certain contracts and other obligations of the Company's non-rehabilitation business were assumed by Seller or its affiliates; and

WHEREAS, Seller owns all the Company's issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"); and

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer wishes to purchase and acquire from Seller, all the Shares, upon the terms and provisions and subject to the conditions of this Agreement; and

WHEREAS, the Parties intend that this Agreement shall replace and supersede the Asset Purchase Agreement in its entirety and upon execution of this Agreement, the Asset Purchase Agreement shall be deemed terminated and of no further effect; and

WHEREAS, as part of the transactions contemplated by this Agreement, the Parties desire to enter into an agreement under which the Company will manufacture Ultrasound and C-Arm Tables for Seller's Affiliate, Capintec, Inc., a Delaware corporation ("Capintec"), at the Company's Shirley, New York facility for an initial term of two years following the Closing (defined below), upon the terms, provisions and conditions of a definitive contract manufacturing agreement to be executed and delivered at the Closing (the "Contract Manufacturing Agreement").

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, agreements, representations and warranties hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

"Accounting Firm" has the meaning set forth in Section 2.06(c).

"Accounts Receivable" means all accounts and notes receivable and rights to receive payments arising in the ordinary course of the Company's business and relating to the period prior to the Closing Date.

"Accounts Payable" means all the accounts payable and accruals (including all trade accounts payable with respect to goods and services received by the Company but for which invoices have not yet been received, and excluding intercompany debt or other amounts payable to Seller or its Affiliates) arising in the ordinary course of the Company's business and relating to the period prior to the Closing Date.

"Actions" has the meaning set forth in Section 5.04(c).

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble, and includes all amendments, supplements and exhibits thereto.

"AR/AP Adjustment" means the difference between the amount of the Company's Accounts Receivable as of the Closing Date and the amount of the Company's Accounts Payable as of the Closing Date, as calculated and resolved in accordance with the provisions of Section 2.06.

"Balance Sheet" has the meaning set forth in Section 3.06.

"Balance Sheet Date" has the meaning set forth in Section 3.06.

"Benefit Plan" has the meaning set forth in Section 3.21(a).

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Capintec" has the meaning set forth in the recitals.

"Cash" means all the Company's cash on hand or in deposit.

"Closing" has the meaning set forth in Section 2.04.

"Closing Date" has the meaning set forth in Section 2.04.

"Closing Date Payment" has the meaning set forth in Section 2.05(a)(i).

"Closing Working Capital Statement" has the meaning set forth in Section 2.06(b).

"Closing Indebtedness" has the meaning set forth in Sections 2.03(a).

"Closing Indebtedness Calculation Schedule" has the meaning set forth in Section 2.03(b).

"Contract Manufacturing Agreement" has the meaning set forth in the recitals.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the recitals.

"Confidential Information" means information of a Party that is confidential and proprietary to such party and not generally available to the public, including, but not limited to, non-public information related to such Party's business, customers, customer lists, finances, operations, or affairs, and including this Agreement and the provisions of this Agreement.

"Confidentiality Agreement" has the meaning set forth in Section 5.04(a).

"Contract" means any contract, agreement or commitment, whether written or oral, to which the Company is a party or to which the Company is bound.

"Disclosure Mandate" has the meaning set forth in Section 5.04(c).

"Disclosure Schedules" means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

"Dispute Notice" has the meaning set forth in Section 2.06(b).

"Dispute Submission Notice" has the meaning set forth in Section 2.06(c).

"Dollars or $" means the lawful currency of the United States.

"Employees" has the meaning set forth in Section 3.22(a).

"Encumbrance" means any lien, claim, charge, option, security interest, pledge or other similar encumbrance.

"Environmental Claim" means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Laws" means all federal, state, local and foreign laws, including statutes, regulations, ordinances, rules, directives, orders, decrees and other provisions or common law having the force or effect of law, and all judicial and administrative orders and determinations that are binding upon the Company in connection with its rehabilitation business, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release, threatened Release, control, or cleanup of any hazardous substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"Estimated Closing Statement" has the meaning set forth in Section 2.03(a).

"Estimated Net Working Capital Amount" has the meaning set forth in Section 2.03(c).

"Estimated Purchase Price" has the meaning set forth in Section 2.03(c).

"Final Closing Statement" has the meaning set forth in Section 2.06(d).

"Final Purchase Price" has the meaning set forth in Section 2.06(e).

"Financial Statements" has the meaning set forth in Section 3.06.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means any means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as hazardous, toxic, a pollutant, a contaminant, radioactive, or of similar classification, including petroleum or petroleum byproducts, asbestos in any form, polychlorinated biphenyls, ozone-depleting substances, or any other hazardous or toxic substance or chemical substance or waste that is prohibited, limited or regulated under any Environmental Law.

"Indebtedness" means, without duplication, all Liabilities of the Company, including, but not limited to, all obligations or commitments in respect of principal, accrued interest, penalties, fees, expenses and premiums, (a) for borrowed money (including, without limitation, amounts outstanding under overdraft facilities and current maturities under long term debt obligations, (b) evidenced by notes, bonds, debentures or other similar contractual obligations, (c) in respect of obligations for the deferred or contingent purchase price of property, goods or services, (d) in respect of letters of credit, bankers' acceptances, bank guaranties, surety bonds and similar instruments to the extent drawn against, (e) for contractual obligations relating to interest rate protection, swap agreements, collar agreements or other hedging agreements or other similar contingent obligations and factoring, securitization or other similar facility or arrangement, in each case, to the extent payable if such contractual obligation is terminated at the Closing, (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above of any other Person (as defined below), (g) corporate taxes payable, (h) customer deposits in connection with the Company's rehabilitation business, and (i) vacation paid time off accruals in excess of eighty (80) hours for any Employee.  "Indemnified Party" has the meaning set forth in Section 8.04.

"Indemnifying Party" has the meaning set forth in Section 8.04.

"Insurance Policies" has the meaning set forth in Section 3.14.

"Intellectual Property" means and includes, as it relates to the Company's rehabilitation business: (i) patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (ii) inventions, discoveries and ideas, whether patentable or not in any jurisdiction; (iii) trademarks, service marks, brand names, certification marks, trade dress, domain names, trade names and other indications of origin, and the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including (a) any extension, modification or renewal of any such registration or application related to the Company's rehabilitation business products, (b) the trademark "Biodex" registered with the U.S. Patent and Trademark Office, registration number 1390671, and (c) a perpetual license to continue to use the "Biodex" trademark which is registered with the U.S. Patent and Trademark Office, registration number 5127201, in connection with the Company's rehabilitation business; (iv) nonpublic information, trade secrets, know-how, formulae, processes, procedures, research records, technical documentation and other information, records of invention, test information, market surveys, and other confidential information; (v) writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; (vi) and any claims or causes of action arising out of any infringement or misappropriation of any of the foregoing.

"Intellectual Property Agreements" means all incoming and outgoing licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, (a) to which the Company is a party, beneficiary or otherwise bound, and (b) under which the Company expressly grants to a third party, or expressly receives from a third party, any right or license relating to any Intellectual Property or Software.

"Intellectual Property Assets" means all Intellectual Property of the Company that is used in or necessary for the conduct of the Company's rehabilitation business.

"IP Registrations" means all Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Inventory" means all the Company's inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, wherever located, relating to its rehabilitation business.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law or other requirement or rule of law of any Governmental Authority.

"Landlord Consent" has the meaning set forth in Section 2.05(b)(v).

"Leased Real Property" means all leasehold interests in that certain real property leased by the Company located at 22 Natcon Drive, Shirley, NY, together with the Company's leasehold interest in and to all structures, facilities, or improvements currently or as of the Closing Date located thereon and all easements, licenses rights and appurtenances relating to the foregoing.

"Liabilities" means, with respect to any Person, any liabilities, obligations or commitments of any nature whatsoever, of such Person, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

"License Agreement" has the meaning set forth in Section 2.05(a)(v).

"Losses" means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys' fees.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, financial condition or assets of the Company's rehabilitation business, taken as a whole.

"Material Contracts" has the meaning set forth in Section 3.09(a).

"Material Customer" or "Material Customers" has the meaning set forth in Section 3.15(a).

"Material Supplier" or "Material Suppliers" has the meaning set forth in Section 3.15(b).

"Mirion Credit Agreement" means that certain Credit Agreement, dated as of October 20, 2021, among Mirion Technologies (Holdingsub2), Ltd., a Limited Liability Company incorporated in England and Wales with company number 09299632, Mirion Technologies (US Holdings), Inc., a Delaware corporation, Seller, the other persons listed on the signature pages hereto as borrowers, the lending institutions from time to time parties hereto and Citibank, N.A., as the Administrative Agent, the Collateral Agent and a Letter of Credit Issuer.

"Most Recent Balance Sheet" has the meaning set forth in Section 3.06.

"Net Working Capital Adjustment" has the meaning set forth in Section 2.03(c).

"Net Working Capital Calculation Schedule" has the meaning set forth in Section 2.03(b).

"Outside Closing Date" has the meaning specified in Section 9.01(b).

"Parent Guaranty" has the meaning set forth in Section 2.05(a)(vi).

"Permits" means licenses, permits, registrations, authorizations, industry certifications, consents, certificates, orders, franchises, variances and approvals of any Governmental Authority or other Persons.

"Permitted Liens" means (a) statutory and contractual landlord liens incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith, (b) liens for Taxes not yet due and payable, (c) statutory mechanic's liens and materialmen's liens for services or materials and similar statutory liens for amounts arising in the ordinary course of business that are not yet due and payable, (d) statutory liens of warehousemen and carriers and similar statutory liens securing obligations for amounts arising in the ordinary course of business that are not yet due and payable, (e) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business or (f) liens under the Mirion Credit Agreement that will automatically be released upon Closing.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Post-Closing Payments" has the meaning set forth in Section 2.05(c)(i).

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Post-Closing Taxes" means Taxes of the Company for any Post-Closing Tax Period.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on the day before the Closing Date.

"Pre-Closing Taxes" means Taxes of the Company for any Pre-Closing Tax Period.

"Pro Forma Tax Return" has the meaning set forth in Section 6.02(b).

"Promissory Note" has the meaning set forth in Section 2.05(a)(ii).

"Proposed Final Closing Statement" has the meaning set forth in Section 2.06(a).

"Purchase Price" has the meaning set forth in Section 2.02.

"Qualified Benefit Plan" has the meaning set forth in Section 3.21(b).

"Ramsey Lease" has the meaning set forth in Section 7.02(h).

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Restricted Period" has the meaning set forth in Section 5.06(b).

"Section 338(h)(10) Election" has the meaning set forth in Section 6.01(b).

"Section 338 Forms" has the meaning set forth in Section 6.01(b).

"Shares" has the meaning set forth in the recitals.

"Software" means all computer software, programs and code, including all new versions, updates, revisions, improvements and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software, firmware, middleware, programming tools, scripts, routines, interfaces, libraries, and databases, protocols and all related, specifications and documentation, including developer notes, comments and annotations, user manuals and training materials relating to any of the foregoing (other than shrinkwrap, click-thru or like licenses for commercial off-the-shelf software)

"Straddle Period" has the meaning set forth in Section 6.02(a).

"Straddle Period Tax Return" has the meaning set forth in Section 6.02(b).

"Target Net Working Capital Amount" has the meaning set forth in Section 2.03(c).

"Tax Proceeding" has the meaning set forth in Section 6.06(a).

"Taxes" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Transaction Deductions" means Tax deductions available to the Company as a result of or in connection with the deductions related to repayment of Liabilities, payment of Transaction Expenses incurred by the Company and the payment of any fees or other costs and expenses associated with the transactions contemplated by this Agreement.

"Transaction Documents" means collectively this Agreement and all other documents and instruments to which a Party is required to deliver in connection with this Agreement or at the Closing.

"Transaction Expenses" means all fees and expenses incurred by the Company or Seller at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and any ancillary documents related thereto, and the performance and consummation of the transactions contemplated hereby and thereby.

"TSA" has the meaning set forth in Section 2.05(a)(iii).

ARTICLE II
PURCHASE AND SALE TRANSACTION

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and assume from Seller, all the Shares for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares shall be an aggregate amount equal to $8,000,000.00, adjusted as follows and subject to further adjustment in accordance with Section 2.06 (as adjusted, (the "Purchase Price"):

(a) plus the amount of Cash as of 12:01 am on the Closing Date,

(b) minus the aggregate amount of Indebtedness as of 12:01 am on the Closing Date;

(c) minus the aggregate amount of Transaction Expenses; and

(d) plus or minus the Net Working Capital Adjustment, if any.

The Parties acknowledge and agree that the amounts to be paid by Buyer to Capintec for the tables inventory under the Contract Manufacturing Agreement are in addition to the Purchase Price.

Section 2.03 Estimated Closing Statement.

(a) At least five (5) days prior to the anticipated Closing Date, Seller shall deliver to Buyer a closing statement (the "Estimated Closing Statement") setting forth Seller's good faith estimate, in consultation with Buyer, as of 12:01 a.m. on the anticipated Closing Date, of (1) Cash, (2) the amount of net working capital of the Company's rehabilitation business (the "Net Working Capital"), and each component thereof in the format provided in the Net Working Capital Calculation Schedule, (3) the amount of Indebtedness (the "Closing Indebtedness"), and each component thereof in the format provided in the Closing Indebtedness Calculation Schedule, (4) the amount of the Company's Accounts Receivable minus the amount of the Company's Accounts Payable and resulting calculation of the AR/AP Adjustment and (5) Transaction Expenses.  The Parties acknowledge and agree that all the Company's Accounts Receivable and Accounts Payable as of the Closing Date will not be included in the calculation of Net Working Capital and Closing Indebtedness, respectively.

(b) The Estimated Closing Statement shall be prepared in accordance with the principles set forth on a schedule attached hereto as Annex I (the "Net Working Capital Calculation Schedule") and the principles set forth on a schedule attached hereto as Annex II (the "Closing Indebtedness Calculation Schedule"), based upon the books and records of Company related to its rehabilitation business and in accordance with the Company's historical accounting principles and practices, as if the Estimated Closing Statement was prepared as of a fiscal year end.

(c) If the amount of Net Working Capital set forth on the Estimated Closing Statement (the "Estimated Net Working Capital Amount") exceeds $3,307,253.15 ("Target Net Working Capital Amount"), then the Purchase Price shall be increased by an amount equal to such excess amount. If the Estimated Net Working Capital Amount is less than the Target Net Working Capital Amount, then the Purchase Price shall be reduced by an amount equal to such deficiency. Such excess or deficiency is referred to herein as the "Net Working Capital Adjustment."  The Purchase Price as so adjusted by the applicable components for Cash, Net Working Capital, Closing Indebtedness and Transaction Expenses set forth on the Estimated Closing Statement is referred to herein as the "Estimated Purchase Price."

Section 2.04 Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place remotely by exchange of documents and signatures (or their electronic counterparts), and the taking of such other actions, on the first Business Day of the month following the date on which all conditions to Closing shall have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing.  The date on which the Closing is to occur is herein referred to as the "Closing Date."

Section 2.05 Closing Deliverables; Purchase Price Payments.

(a) At the Closing, Buyer (or Buyer Parties) shall deliver to Seller:

(i) an amount equal to $1,000,000.00 (the "Closing Date Payment"), which payment shall not be subject to any adjustment based on the Final Closing Statement, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided to Buyer at least five (5) days prior to the anticipated Closing Date; and

(ii) a promissory note made by the Company in favor of Seller in the principal amount equal to the total Post-Closing Payments, substantially in the form of Exhibit A (the "Promissory Note"), duly executed by the Company; and

(iii) an agreement under which Seller will provide certain post-Closing transition services to Buyer or the Company and Buyer or the Company will provide certain post-Closing transition services to Seller, substantially in the form of Exhibit B attached hereto and mutually acceptable to the Parties (the "TSA"), duly executed by Buyer;

(iv) the Contract Manufacturing Agreement substantially in the form of Exhibit C attached hereto, duly executed by the Company;

(v) a perpetual license for Buyer and its Affiliates to use the Biodex trademark registered as US Trademark registration number 5127201, substantially in the form of Exhibit D attached hereto and mutually acceptable to the Parties (the "License Agreement"), duly executed by Buyer;

(vi) a Parent guaranty under which Parent guarantees to Seller the payment and performance of all of Buyer's obligations under this Agreement, including the payment of the Purchase Price, substantially in the form of Exhibit E attached hereto (the "Parent Guaranty"), duly executed by Buyer; and

(vii) a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the execution, delivery and performance of this Agreement and the other documents and instruments to which the Buyer is a party, to be delivered in connection with this Agreement or at the Closing and the consummation of the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents.

(b) At the Closing, Seller shall deliver to Buyer:

(i) stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(ii) the TSA, duly executed by Seller;

(iii) the Contract Manufacturing Agreement, duly executed by Capintec;

(iv) the License Agreement, duly executed by Seller;

(v) the written consent of the landlord of the Leased Real Property to the change in ownership of the Company from Seller to Buyer with respect to the lease governing the Leased Real Property (the "Landlord Consent");

(vi) a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors and of the shareholders of Seller, which authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents; and

(vii) such other customary instruments of transfer or assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement; and

(viii) written resignations of those officers and directors of the Company for which the Buyer has requested resignations, effective at and conditioned upon Closing.

(c) Post-Closing Payments of Purchase Price.

(i) Subject to the provisions of the Promissory Note and Section 2.05(c)(ii), Buyer shall pay to Seller the balance of the Purchase Price as follows:

(A) on July 1, 2023, the sum of $2,000,000.00 (the "Second Payment Amount") by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Seller to Buyer at least five (5) days prior to the payment date and such payment shall not be subject to any adjustment based on the Final Closing Statement.

(B) on October 1, 2023, the sum of $3,000,000.00 plus the Estimated Purchase Price minus $8.0 million (the "Third Payment Amount") by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Seller to Buyer at least five (5) days prior to the payment date.

(C)  on January 1, 2024, the sum of $2,000,000.00 (the "Fourth Payment Amount") by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Seller to Buyer at least five (5) days prior to the payment date.

The Second Payment Amount, Third Payment Amount and Fourth Payment Amount shall be hereinafter referred to collectively as the "Post-Closing Payments."

(ii) If at any time prior to Buyer's payment of all Post-Closing Payments, Buyer, Parent or their respective Affiliates, raise capital through a public offering or private placement of securities, then Buyer shall pay to Seller an amount equal to the excess over Two Million Dollars (USD$2,000,000) from the net proceeds of such offering or placement as a payment toward the next scheduled Post-Closing Payment within three (3) Business Days after receipt of such capital funds.

Section 2.06 Post-Closing Adjustments.

(a) Within sixty (60) days following the Closing Date, Buyer shall deliver to Seller a statement (e-mail sufficient with confirmation of delivery and receipt by Seller) setting forth, as of 12:01 a.m. on the Closing Date, Buyer's determination of the actual amounts of (1) Cash, (2) Net Working Capital and each component thereof in the format provided in the Net Working Capital Calculation Schedule, (3) the amount of Closing Indebtedness and each component thereof in the format provided in the Closing Indebtedness Calculation Schedule, (4) the Company's Accounts Receivable minus the  Company's Accounts Payable and the resulting calculation of AR/AP Adjustment, and (5) Transaction Expenses (the "Proposed Final Closing Statement"), based upon the books and records of the Company related to its rehabilitation business and in accordance with the Company's historical accounting principles and practices as if the Proposed Final Closing Statement was prepared as of a fiscal year end.  Unless Buyer timely delivers to Seller the Proposed Final Closing Statement, the Estimated Closing Statement will be final, conclusive and binding on the Parties, absent fraud or manifest error.

(b) Seller shall have thirty (30) days following Buyer's delivery of the Proposed Final Closing Statement to review the amounts and calculations set forth on the Proposed Final Closing Statement.  Unless within such thirty (30) day period, Seller delivers to Buyer a written notice (e-mail sufficient with confirmation of delivery and receipt by Buyer) (a "Dispute Notice"), then the Proposed Final Closing Statement will be final, conclusive and binding on the Parties, absent fraud or manifest error.  Any Dispute Notice delivered hereunder must set forth in reasonable detail (i) any item on the Proposed Final Closing Statement that Seller disputes, the basis for such dispute, and the Seller's proposed amount of such item, (ii) the Seller's alternative calculation of the actual amounts of Net Working Capital, (iii) the Seller's alternative calculation of Closing Indebtedness, (iv) the Seller's alternative calculation of AR/AP Adjustment, and (v) the Seller's alternative calculation of Transaction Expenses, as applicable.  Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties, absent fraud, on the date on which Buyer receives the Dispute Notice.  Any Dispute Notice must specify, with reasonable particularity, all facts that form the basis of such disagreements.  The Parties shall attempt to promptly resolve the matters raised in any Dispute Notice in good faith.

(c) If the Parties fail to agree to a resolution within fifteen (15) Business Days after delivery of any Dispute Notice, then either Buyer or Seller may provide written notice to the other (the "Dispute Submission Notice") that it elects to submit the disputed items to RSM US LLP (the "Accounting Firm").  The Accounting Firm will promptly after receipt of the Dispute Submission Notice, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement (including, for the avoidance of doubt, to the extent relevant the application of the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Financial Statements by determining whether the position of Buyer or Seller, are, on the whole, more accurate and, based on such determination, adopting either all of the positions set forth by Buyer or all of the positions set forth by Seller).  In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes shall act for the Accounting Firm in the determination proceeding, and the parties shall instruct the Accounting Firm to render a written decision with respect to such disputed matter, including a statement in reasonable detail of the basis for its decision within thirty (30) days after the parties' delivery of the disputed items.  All the fees and expenses of the Accounting Firm shall be borne by Seller (if Buyer's positions are adopted by the Accounting Firm) or Buyer (if Seller positions are adopted by the Accounting Firm).

(d) The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Statement submitted to it will be final, conclusive, and binding on the Parties, absent fraud.  As used herein, the Proposed Final Closing Statement or any statement that becomes binding upon a lapse of time and without timely submission to arbitration or notification of a dispute as adjusted to reflect any changes agreed to by the Parties and the decision of the Accounting Firm, in each case, pursuant to this Section 2.03, is referred to herein as the "Final Closing Statement."  The Parties agree to use their commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm's engagement.

(e) The final Purchase Price shall be calculated using the Final Closing Statement (the "Final Purchase Price").  If the Final Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay (or cause to be paid) to Seller by wire transfer of immediately available funds the amount by which the Final Purchase Price exceeds the Estimated Purchase Price, except that the AR/AP Adjustment, if any, will be paid in accordance with Section 2.06(g).  If the Estimated Purchase Price exceeds the Final Purchase Price, then Seller shall pay (or cause to be paid) to Buyer by wire transfer of immediately available funds the amount by which the Final Purchase Price is less than the Estimated Purchase Price.  The payment by Buyer or Seller, as the case may be, shall be made the later of (i) three (3) Business Days after the determination of the Final Closing Statement or (ii) the date that the Third Payment Amount is paid.

(f) Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(g) Payment of AR/AP Post-Closing Adjustment.

(i) Any payments required to be made in connection with the AR/AP Adjustment shall be made in accordance with the following payment schedule:  No later than fifteen (15) days after the end of each month following the Closing, the Company shall pay Seller an amount equal to the difference between the Accounts Receivable collected by the Company during such month and the Accounts Payable paid by the Company during such month, if positive, until the AR/AP Adjustment has been paid in full.

(ii) During the period from the Closing Date until the date that is thirty (30) days following Buyer's delivery of the Proposed Final Closing Statement, Buyer shall deliver to Seller at the beginning of each month a detailed list of the remaining Accounts Receivable to be collected and Accounts Payable to be paid.  Buyer shall use best efforts to collect all Accounts Receivable which are not more than 270 days outstanding as of the Closing Date until they are fully collected; provided, however, the Company shall not be required to incur legal fees or collection costs or pursue legal action against its customers in connection with its efforts to collect such receivables; provided, further, that if despite the Company's best efforts an Accounts Receivable remains outstanding for more than one (1) year after it was created, then Company may discontinue its collection efforts and assign such receivable to Seller.  Buyer shall not write-off any Accounts Receivable without Seller's written consent. The Company shall apply all amounts collected from customers to the oldest outstanding undisputed accounts receivable owing by such customer.

Section 2.07 Termination of Asset Purchase Agreement. The Asset Purchase Agreement is hereby terminated and shall be of no further effect.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Seller's execution and delivery of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has all necessary corporate power and authority to own, operate or lease the assets and properties now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by the Company in connection with this Agreement will be duly authorized on or prior to the Closing.

Section 3.03 Capitalization and Title.

(a) Section 3.03(a) of the Disclosure Schedules lists the holder, number and class of the authorized, issued and outstanding equity securities of the Company.  All the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller. Seller has good and valid title to all of the Shares beneficially and of record, free and clear of any and all Encumbrances, except for liens under the Mirion Credit Agreement that will be released at Closing and has the sole right to transfer the Shares to Buyer. Seller represents that other than with respect to this Agreement, Seller is not a party to, or bound by, any agreement, instrument or understanding restricting the transfer of any of the Shares held by Seller or governing the voting of the Shares held by Seller.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, does not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller, or any governing documents of Seller or the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; or (c) except as set forth in Section 3.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be set forth in Section 3.04 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.05 No Subsidiaries. The Company does not own or have any interest in any shares or have an ownership interest in any other Person.

Section 3.06 Financial Statements. Copies of the financial statements consisting of the balance sheet of both 1) the Company and 2) the Company's rehabilitation business as at December 31, 2022 (the "Most Recent Balance Sheet"), and related statements of income and retained earnings, stockholders' equity and cash flow for both the Company and the Company's rehabilitation business for the twelve months ended December 31, 2022 (collectively, the "Financial Statements"), have been furnished to Buyer for purposes of this Agreement. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time, applied on a consistent basis throughout the period involved. The Financial Statements fairly present in all material respects the financial condition of the Company's rehabilitation business as of the respective dates they were prepared and the results of the operations of the Company's rehabilitation business for the periods indicated. For the purposes of this Agreement, the date of the Most Recent Balance Sheet shall be referred to as the "Balance Sheet Date."

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions. From the Balance Sheet Date until the date of this Agreement, the Company's rehabilitation business has been operated in the ordinary course of business in all material respects and there has not been any change, event, condition or development that is materially adverse to: (a) the business, results of operations, financial condition or assets of the Company's rehabilitation business, taken as a whole; or (b) the ability of Seller to consummate the transactions contemplated hereby.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists as of the date hereof, each of the following Contracts to which the Company is a party or to which the Company is bound relating to the Company's rehabilitation business (collectively, the "Material Contracts"):

(i) Any Contracts involving aggregate consideration in excess of $20,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than ninety (90) days' notice;

(ii) all Contracts that relate to the sale of any of the Company's assets other than in the ordinary course of business, for consideration in excess of $50,000;

(iii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets with a Material Supplier;

(iv) any Contract for the sale of products or services with a Material Customer;

(v) any employment, consulting or similar Contract, retention agreement or other Contract with any current or former employee, independent contractor or consultant of the Company pursuant to which the Company has any ongoing annual Liability equal to or greater than $50,000 or more;

(vi) any Contract granting any third party the exclusive right to purchase or distribute any Company products or services or provide any Company products or services;

(vii) Except for Contracts relating to trade payables, all Contracts that relate to indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $25,000;

(viii) all collective bargaining Contracts with any labor organization, union or association.

(b) The Company is not in default nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a default, under any Material Contract, and, to Seller's actual knowledge, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any other party under any Material Contract.  Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms and, to Seller's actual knowledge, is not subject to any claims, charges, setoffs or defenses.

(c) Seller has provided Buyer with correct and complete copies of each Material Contract.

Section 3.10 Leased Property.  Section 3.10 of the Disclosure Schedules sets forth a complete and correct list of each Leased Real Property.  The Company has a valid leasehold interest in each Leased Real Property free and clear of all Encumbrances, except for Permitted Liens.  Except as set forth on Section 3.10 of the Disclosure Schedules, the Company has not subleased, licensed or otherwise granted anyone a right to use or occupy any of Leased Real Property or any portion thereof.  Each Leased Real Property is in good condition and has been maintained in good repair, wear and tear excepted, in a manner consistent with standards generally followed with respect to similar properties, and satisfactorily serves the purposes for which it is used in the Company's rehabilitation business.

Section 3.11 Title to, Condition and Sufficiency of Assets.

(a) The Company has good and valid title to, or a valid leasehold interest in and to, all its assets relating to its rehabilitation business free and clear of all Encumbrances except for: (a) Permitted Liens or (b) other imperfections of title or Encumbrances, if any, that would not have a Material Adverse Effect.

(b) The plant, machinery, equipment and leasehold improvements included in the Company's assets relating to its rehabilitation business are in all material respects in good operating condition, reasonable wear and tear excepted and are adequate for the purposes for which they are being used.

(c) All of the material tangible personal property included in the Company's assets are sufficient for the continued conduct of the Company's rehabilitation business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Company's rehabilitation business as currently conducted.

Section 3.12 Intellectual Property. Section 3.12 of the Disclosure Schedules lists (i) all IP Assets and (ii) all Intellectual Property Agreements that are material to the conduct of the Company's rehabilitation business (excluding shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf Software). Except as set forth in Section 3.12 of the Disclosure Schedules, the Company owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to the Company under the Intellectual Property Agreements.  Except as set forth in Section 3.12 of the Disclosure Schedules, to Seller's actual knowledge: (i) the conduct of the Company's rehabilitation business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets.

Section 3.13 Inventory. The Inventory are of a quality and quantity usable and, with respect to finished goods, saleable in the ordinary course of business consistent with past practice, subject to reserves for obsolete and slow-moving items established in accordance with the Company's practices. The aggregate value of the Inventory as reflected in the balance sheet included in the Financial Statements, as adjusted through the last calendar month end preceding the date hereof or the last calendar month end preceding the Closing Date, as applicable, has been written down on the books of account of the Company to realizable market value or adequate reserves have been provided in accordance with GAAP.

Section 3.14 Insurance. Section 3.14 of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the "Insurance Policies"). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect. Neither the Company nor the Seller has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth a complete and correct list of the top ten (10) customers (each, a "Material Customer" and collectively, the "Material Customers") of the Company's rehabilitation business as of the Balance Sheet Date as measured by the aggregate dollar value of sales by the Company, and sets forth opposite the name of each Material Customer, the approximate percentage and dollar amount of revenue by the Company attributable to such Material Customer for each such period. No Material Customer has terminated or adversely modified its relationship with the Company in any material respect or made any written threat to the Company that such Material Customer plans to cancel or otherwise terminate or make material adverse change in, its relationship with the Company in the past twelve (12) months other than in the ordinary course of business consistent with past practice.

(b) Section 3.15(b) of the Disclosure Schedules sets forth a complete and correct list of the top ten (10) suppliers (each, a "Material Supplier" and collectively the "Material Suppliers") of the Company's rehabilitation business as of the Balance Sheet Date as measured by the aggregate dollar value of purchases by the Company, and sets forth opposite the name of each Material Supplier, the approximate percentage and dollar amount paid by the Company attributable to such Material Supplier for each such period.  No Material Supplier has terminated or adversely modified its relationship with the Company in any material respect or made any written threat to the Company that such Material Supplier plans to cancel or otherwise terminate or make material adverse change in, its relationship with the Company in the past twelve (12) months other than in the ordinary course of business consistent with past practice.

Section 3.16 Legal Proceedings; Governmental Orders.

(a) There are no claims, actions, suits, investigations or other legal proceedings (collectively, "Actions") pending or, to Seller's actual knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company), which if determined adversely to the Company or the Seller, as applicable, would result in a Material Adverse Effect.

(b) There are no outstanding Governmental Orders against, relating to or affecting the Company or any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company), which would have a Material Adverse Effect.

Section 3.17 Compliance with Laws.  The Company has complied, and is now complying in all material respects with all Laws applicable to it or its business, properties or assets, except for such failures to comply that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is not, and has not been, defaulting under or in material violation of or non-compliance with (or has received a notice or been charged by a Governmental Authority with any such default or material non-compliance or violation), or to the actual knowledge of the Company, is being investigated by any Governmental Authority in connection with any violation of, default under or non-compliance with, any Laws applicable to the Company or to the conduct of its business.

Section 3.18 Licenses and Permits.

(a) The Company owns, holds, possesses or lawfully uses all Permits necessary for the ownership, lease, use or operation of the Company's assets and properties relating to its rehabilitation business and the conduct of the Company's rehabilitation business as conducted as of the date hereof, each of which are identified on Section 3.18 of the Disclosure Schedules. The Company is in compliance in all material respects with such Permits, all of which are in full force and effect, and the Company has not received any written notices (or to Seller's actual knowledge, any oral notice) to the contrary.

(b) None of the representations and warranties contained in this Section 3.18 shall be deemed to relate to environmental matters (which are governed by Section 3.19), employee benefits matters (which are governed by Section 3.21), employee matters (which are governed by Section 3.22) or tax matters (which are governed by Section 3.23).

Section 3.19 Environmental Matters.

(a) The Company is in compliance in all material respects with all Environmental Laws.  The Company has not (i) designed, manufactured, sold, marketed, installed, repaired or distributed products or other items containing any Hazardous Materials so as to give rise to any Liability under any Environmental Law, (ii) disposed of, arranged for or permitted the disposal of, treated, stored, transported, handled, manufactured, distributed, exposed any person to, or released any Hazardous Materials, or owned or operated any property or facility which is or has been contaminated by any Hazardous Materials, so as to give rise to any Liability or which is currently required by Environmental Law to be remediated by or at the expense of the Company or (iii) assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability of any other Person under Environmental Laws or related to Hazardous Materials.

(b) The representations and warranties set forth in this Section 3.19 are the Seller's sole and exclusive representations and warranties regarding environmental matters.

Section 3.20 Healthcare Matters.

(a) The operations of the Company have been and are in compliance with all applicable Laws (including, for avoidance of doubt, good manufacturing practices and good clinical practices) of the United States Federal Food and Drug Administration (the "FDA") and comparable Laws of other Governmental Authorities having jurisdiction over the Company's products or operations, except for such failures to comply that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.  There is no pending or, to the actual knowledge of Seller, threatened enforcement action concerning the products or operations of the Company by the FDA or any other Governmental Authority with jurisdiction over the products under such Law, including any comparable state or foreign laws. There are no, and, except as set forth on Section 3.20(a) of the Disclosure Schedules, there have been in the last four (4) years no, recalls involving the products manufactured and sold by the Company.  To the knowledge of Seller, there are no pending or outstanding (i) warning letters or other regulatory letters or sanctions, (ii) inspectional observations or establishment inspection reports, or (iii) any other documents received by the Company from the FDA or any other Governmental Authority relating to the products manufactured and sold by the Company or arising out of the conduct of the Company that assert ongoing material lack of compliance with any such Laws by Company.

(b) The Company is currently and has been operating in compliance in all material respects with all applicable Health Care Laws, except for such failures to comply that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company and, to the actual knowledge of Seller, no officer or agent of the Company or any other Person, has engaged in any act that violates any Health Care Law. "Health Care Laws" shall mean all Laws relating to the production, preparation, propagation, pricing, marketing, promotion, sale, distribution, coverage or reimbursement of a drug, device, biological or other medical item, supply or service, including the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the Federal Civil False Claims Act, 31 U.S.C. §§ 3729-3733; the criminal provisions under HIPAA; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the criminal False Claims Law, 42 U.S.C. §§ 1320a-7b(a), the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the exclusion authorities, 42 U.S.C. § 1320a-7; the Physician Payment Sunshine Act, 42 U.S.C. § 1320a-7h; Medicare and Medicaid coverage and reimbursement provisions (Titles XVIII and XIX of the Social Security Act); and the applicable requirements of Medicare, Medicaid and other health care programs of other Governmental Authorities, including the Veterans Health Administration and U.S. Department of Defense health care and contracting programs, each as amended, and any regulations promulgated thereunder.

Section 3.21 Employee Benefit Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any material liability for premiums or benefits (as listed on Section 3.21(a) of the Disclosure Schedules, each, a "Benefit Plan").  Except as would not have a Material Adverse Effect, to Seller's knowledge, each Benefit Plan and related trust complies with all applicable Laws (including ERISA, the Code and applicable local Laws).

(b) Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(c) Except as would not have a Material Adverse Effect: (i) there is no pending or, to Seller's actual knowledge, threatened action relating to a Benefit Plan; and (ii) no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(d) Except as would not have a Material Adverse Effect, no Benefit Plan exists that could, in each case as a result of the execution of this Agreement: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan.

(e) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

(f) The representations and warranties set forth in this Section 3.21 are the Seller's sole and exclusive representations and warranties regarding employee benefit matters.

Section 3.22 Employees.

(a) Each of the employees of the Company who, to the actual knowledge of the Company, plan to remain with the Company following the Closing are identified on Section 3.22(a) of the Disclosure Schedules (the "Employees").

(b) The Company is in compliance in all material respects with all applicable Laws relating to the employment of the Company Employees. There are no actions, suits, claims, investigations, or other legal proceedings against the Company pending or, to the actual knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, or any other employment related matter arising under applicable Laws. Each individual who renders services to the Company that is classified by the Company, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting) is properly so characterized, except for such mischaracterizations that would not reasonably be expected, individually or in the aggregate, to result in liability to the Company.

(c) The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees.

(d) The representations and warranties set forth in this Section 3.22 are the Seller's sole and exclusive representations and warranties regarding employment matters.

Section 3.23 Taxes.

(a) The Company has filed all material Tax Returns required to be filed by the Company required to be filed under applicable Law, and such Tax Returns are true, correct and complete in all respects.

(b) The Company has, within the time and in the manner prescribed by Law, paid all material Taxes that were due and payable and the Company will pay, within the time and in the manner prescribed by law all material Taxes that become due and payable on or before the Closing.  The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(c) There is no examination, action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment against the Company underway or pending (or any threat of any of the foregoing that has been communicated to the Company) with respect to any Tax.

(d) The Company is not a party to any Tax allocation agreement, Tax sharing agreement or Tax indemnification agreement.

(e) All Taxes required to be withheld by the Company, including, but not limited to, all Taxes required to be withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, on or before the Closing have been withheld and paid when due to the appropriate agency or authority, and the Company has complied with all reporting and recordkeeping requirements.

(f) The Company has not been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(g) The representations and warranties set forth in this Section 3.23 are Seller's sole and exclusive representations and warranties regarding Tax matters.

Section 3.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company.

Section 3.25 Certain Payments.  Neither the Company nor any of its officers or, to the Company's actual knowledge, employees, agents, consultants or representatives:

(a) has violated, and the Company's execution and delivery of and performance of its obligations under this Agreement do not violate, any Laws related to money laundering or government guidance regarding anti-money laundering and international anti-money laundering principles or procedures of an intergovernmental group or organization and any executive order, directive or regulation under the authority of any of the foregoing, or any orders or licenses issued thereunder in each case to which the Company is subject;

(b) has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, or (ii) paid or received any bribe or otherwise unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, whether private or public;

(c) has, directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable foreign Laws;

(d) is a Person identified under any United Nations resolution or regulation or otherwise a target of economic sanctions under applicable Laws;

(e) has engaged in any business with any Person with whom, or in any country in which it is prohibited for a Person to engage under any United Nations resolution or regulation or any other Law; or

(f) established or maintained any fund or asset or made any payment that has not been recorded in the books and records of the Company.

Section 3.26 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Company furnished or made available to Buyer and its Representatives in any form including, but not limited to, the Mirion Bristol Presentation dated April 2022 and the Bristol Management Supplemental Presentation dated July 18, 2022, made in expectation of the transactions contemplated hereby, or as to the future revenue, profitability, or success of the Company's rehabilitation business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer Parties. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia, Canada. Each of the Buyer Parties has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which they are a party, to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer Parties of this Agreement and each other Transaction Document to which each of the Buyer Parties is a party, the performance by Buyer Parties of their respective obligations hereunder and thereunder and the consummation by Buyer Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of the Buyer Parties. This Agreement and each of the Transaction Documents to which Buyer Parties is a party constitute legal, valid and binding obligations of Buyer and Parent enforceable against Buyer and Parent in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer Parties of this Agreement and the other Transaction Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the certificate of formation or certificate of incorporation, as applicable, or by-laws of Buyer and Parent; (b) violate or breach any provision of any Law or Governmental Order applicable to Buyer Parties; (c) require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration of any agreement to which Buyer or Parent is a party; or (d) require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority by or with respect to Buyer Parties in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; except, in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to obtain consent or give notice would not have a material adverse effect on Buyer Parties' ability to consummate the transactions contemplated hereby and, in the case of clause (d), where such consent, permit, Governmental Order, filing or notice which, in the aggregate, would not have a Material Adverse Effect on Buyer Parties' ability to consummate the transactions contemplated hereby.

Section 4.03 No Financing Contingency. Buyer Parties' obligation to consummate the transactions contemplated by this Agreement including, but not limited to, payment of the Purchase Price is not contingent or conditioned upon obtaining a commitment for or closing any financing.

Section 4.04 Legal Proceedings. There are no Actions pending or, to Buyer's actual knowledge, threatened against or by Buyer or Parent that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.05 Solvency; Sufficiency of Funds. Neither Buyer nor Parent is now insolvent and neither will be rendered insolvent by any of the transactions contemplated by this Agreement. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Buyer and Parent will be able to pay its liabilities as they become due in the usual course of its business; (ii) Neither Buyer nor Parent will have unreasonably small capital with which to conduct its present or proposed business; and (iii) Buyer and Parent will have assets (calculated at fair market value) that exceed its liabilities.

Section 4.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer or Parent.

Section 4.07 Independent Investigation. Buyer Parties have conducted their own independent investigation, review and analysis of the Company and its assets and properties, and it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose.  Buyer Parties acknowledge and agree that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer Parties have relied solely upon their own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Company, its assets and properties, or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V
COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), The Company shall (a) conduct its rehabilitation business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the rehabilitation business' organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of the business' employees, customers, lenders, suppliers, regulators and others having relationships with its rehabilitation business. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), neither Seller nor the Company shall not take any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, books and records, Material Contracts and other documents and data related to the Company, (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company's rehabilitation business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company, under the supervision of the Company's personnel and in such a manner as not to interfere with the conduct of the Company's rehabilitation business or any other businesses of the Company. All requests by Buyer for access pursuant to this Section 5.02 shall be submitted or directed exclusively to Dale Bandy at dbandy@mirion.com and Bertrand Duban at bduban@mirion.com or such other individuals as Seller may designate in writing from time to time.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller's sole discretion: (w) cause significant competitive harm to the Company and its businesses, including the Company's rehabilitation business, if the transactions contemplated by this Agreement are not consummated; (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement; or (z) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company's rehabilitation business without first obtaining Seller's written permission in each case, and Buyer shall have no right to perform invasive, destructive or subsurface investigations of the Leased Real Property or any other environmental sampling (such as indoor air sampling). Buyer and Parent shall, and shall cause their Representatives to, abide by the terms of the Confidentiality Agreement (as defined in Section 5.04) with respect to any access or information provided pursuant to this Section 5.02.

Section 5.03 Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "Schedule Supplement"). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.01 with respect to such matter.

Section 5.04 Confidentiality.

(a) The Buyer Parties acknowledge and agree that the Confidentiality Agreement, dated as of December 10, 2021, between Parent and the Company (the "Confidentiality Agreement") remains in full force and effect and, in addition, shall keep confidential, in accordance with the provisions of the Confidentiality Agreement, all information received or obtained from the Company pursuant to this Agreement.  If this Agreement is terminated prior to the Closing for any reason, the Confidentiality Agreement and the provisions of this Section 5.04(a) shall nonetheless continue in full force and effect. In the event that the Closing occurs, the Confidentiality Agreement shall automatically terminate and be no further force and effect and Seller's confidentiality obligations shall be governed by Section 5.04(b) and Section 5.04(c) hereof and any other applicable provision of this Agreement.

(b) Seller acknowledges and agrees that upon Closing, all Confidential Information of the Company's rehabilitation business shall be solely owned by Buyer. Subject to Section 5.04(c) hereof, Seller shall keep confidential and shall not use or disclose to others, or permit the use or disclosure of, (i) any and all Confidential Information relating to the Company's rehabilitation business, and (ii) any Confidential Information of Buyer and Parent that may have been furnished to Seller (including Confidential Information transmitted by Parent's Representatives) in the course of negotiations relating to this Agreement and the business and financial reviews and investigations conducted pursuant hereto, whether or not related to this Agreement or the transactions contemplated hereby.  Buyer acknowledges and agrees that upon Closing, all Confidential Information of Seller received or obtained except such information specifically relating to the Company's rehabilitation business constitutes Confidential Information of Seller and shall remain Seller's exclusive property.  Subject to Section 5.04(c) hereof, each Party shall keep confidential and shall not use or disclose to others or permit the use or disclosure of the other Party's Confidential Information.  At all times following the Closing Date, Buyer or the Company shall implement appropriate safeguards to protect the confidentiality of all Seller's Confidential Information not specifically related to the Company's rehabilitation business including without limitation, nuclear medicine, radiation therapy and medical imaging businesses.

(c) A Party may disclose Confidential Information if, and to the extent that, such disclosure (x) is permitted under Section 5.04; (y) is required in connection with enforcing its rights, or defending any claim, in connection with any claims, actions, causes of action, suits, litigations, arbitrations, investigations or other legal proceedings (collectively, "Actions") arising out of, or relating to, this Agreement, the other Transaction Documents or such Party; or (z) is required by any applicable law, subpoena, court order, regulation, or judicial or administrative process (each a "Disclosure Mandate"), provided that to the extent practicable and permitted by the relevant Disclosure Mandate, such Party shall provide notice of any Disclosure Mandate under this clause (z) to the other Party for the purpose of enabling such Party to seek a protective order or otherwise prevent such disclosure. Notwithstanding anything to the contrary, "Confidential Information" does not include information that (a) is or becomes generally available to the public other than as a result of a breach of this Agreement by the receiving Party, (b) was available to the receiving Party on a non-confidential basis prior to its disclosure by the disclosing Party, or (c) becomes available to the receiving Party on a non-confidential basis from another source, provided that such other source is not known by the receiving Party to be bound by, and to the receiving Party's actual knowledge, such disclosure does not breach, directly or indirectly, a confidentiality agreement between such other source and the receiving Party.

Section 5.05 Retention Bonuses; Severance Payments.

(a) Prior to the Closing Date, the Company shall have offered a retention bonus, at Seller's expense, to each of the following two Employees: Jason Casani and Carmine Tronolone. The aggregate amount of retention bonus payments made to Messrs Casani and Tronolone shall be deemed Transaction Expenses.

(b) Buyer shall pay each such employee a severance payment in the amount of one year's base salary if Buyer terminates such employee's employment without Cause prior to the first (1st) anniversary from the Closing Date.  "Cause" is defined as the commission of: (i) an intentional act of fraud, embezzlement or theft in connection with the employee's duties or in the course of employee's employment with Buyer; (ii) intentional wrongful damage to property of Buyer; (iii) intentional wrongful disclosure of secret processes or confidential information of Buyer; (iv) an act or omission resulting in conviction of a criminal offense (other than minor traffic offenses); or (v) intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty.

Section 5.06 Restrictive Covenants.

(a) Acknowledgment.  Seller acknowledges and agrees that in order to assure Buyer that the Company's rehabilitation business will retain their value, it is necessary that Seller and its Affiliates undertake not to utilize such its special knowledge of the Company's rehabilitation business and its relationship with customers to compete with Buyer or Parent.

(b) Non-Compete.  For a period of four (4) years from the Closing Date (the "Restricted Period"), Seller and its Affiliates shall not directly or indirectly, in any capacity, own, operate, manage, control, engage in, invest in, or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that competes, directly or indirectly, in the United States with (i) the Company's products currently sold in the physical medicine rehabilitation sector or (ii) the Company's physical medicine rehabilitation products in development; provided however, that nothing contained herein shall restrict Seller or its Affiliates from performing its services and fulfilling its obligations under the TSA during its term, and provided further, that nothing contained herein shall be construed to prevent Seller or its Affiliates from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over the counter market so long as such party is not involved in the business of said corporation and such party does not own more than five percent (5%) of the stock of such corporation.

(c) Non-Solicitation.  Without limiting Section 5.06(b), during the Restricted Period, Seller and its Affiliates shall not directly or indirectly, in any capacity (i) solicit business from any Person which is or was a customer of the Company's rehabilitation business during the twelve (12) month period preceding the Closing Date, or from any successor in interest to any such Person, in any case for the purpose of securing business or Contracts related to the Company's rehabilitation business, or (ii) solicit or encourage any customer, supplier or vendor to discontinue or adversely change its business relationship with the Buyer or the Company's rehabilitation business or (iii) otherwise interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company's rehabilitation business and any of its customers, suppliers or vendors.

(d) Interference with Relationships.  During the Restricted Period, Seller and its Affiliates shall not, directly or indirectly, in any capacity, without the prior written consent of Buyer, employ, engage, recruit or solicit for employment or engagement, any Person who is (or was within twelve (12) months of the Closing Date) employed or engaged by Buyer in the Company's rehabilitation business, or a customer, supplier or vendor of the Company's rehabilitation business, or otherwise seek to influence or alter any such Person's relationship with any of the foregoing.

Section 5.07 Company ERP Data. Following the Closing Date through December 31, 2026, Buyer shall retain and maintain all the Company's Enterprise Resource Planning software ("ERP") data relating to accounting, finances and taxes of all businesses of the Company.

Section 5.08 Seller's Non-rehabilitation businesses.  At all times following the Closing Date, Buyer shall not operate or conduct any business outside of the physical rehabilitation market including without limitation, in the nuclear medicine, radiation therapy and medical imaging markets.

Section 5.09 Biodex website and e-mail addresses. At all times following the Closing Date, Buyer shall not use the domain name "biodex.com" in connection with any website or e-mail address or otherwise in connection with the conduct or operation of the rehabilitation business.

Section 5.10 Books and Records.  For a period of seven (7) years after the Closing or the Company's internal policies, whichever time period is longer, (a) in order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, (b) in connection with any Contract, (c) as required by Law, or (d) for any other reasonable purpose, Buyer shall retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company.

Section 5.11 Wrong Pocket Clause. Following the Closing Date, if Buyer receives any payments due to Seller, including, but not limited to, any payments on account of products or services delivered prior to the Closing Date but invoiced post-Closing, and not included in the Accounts Receivable as of the Closing Date, then Buyer shall promptly remit to Seller all such payment proceeds.  Buyer hereby irrevocably constitutes and appoints Seller as its true and lawful attorney-in fact and agent with full power of substitution to cash and collect any checks or other instruments issued in the name of or to the Company or Buyer with respect to any such payments.

Section 5.12 Product Liability Insurance. At or prior to the Closing, Seller shall cause the Company to obtain as of the Closing Date a "tail" insurance policy related to the Company's products liability Life Sciences insurance policy ("Products Liability Tail Policy") with a claims period of five (5) years from the Closing Date, with respect to claims arising out of or relating to events which occurred prior to the Closing Date.  Seller shall be responsible for payment of the premium(s) for such tail policy and shall pay the full premiums for such coverage for the requested claims period. Unless directed otherwise by Seller, Buyer shall cause the Company to, and the Company shall, (i) maintain the Products Liability Tail Policy in full force and effect for said five year period, (ii) not amend or otherwise modify the coverage under such policy or take any action that would result in the cancellation, termination, amendment or modification of such policy and (iii) continue to honor its obligations under such policy.

Section 5.13 Public Announcements.  No press release or other written public announcement of the subject matter of this Agreement shall be made by either Seller or the Buyer Parties unless (a) prior written consent or approval is obtained from the other, which consent or approval shall not be unreasonably withheld or (b) as otherwise required by applicable law or regulation. The Parties shall cooperate to develop and implement a communications strategy with respect to written and other communications (including electronic communications) that Seller proposes to the Company's employees regarding the subject matter of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, either Seller or Buyer Parties may, without the prior written consent of the other, (w) issue a press release announcing the execution of this Agreement and providing a summary of the transactions contemplated hereby, provided that (i) no Confidential Information is disclosed, and (ii) the other Party is provided a copy of such press release and summary not less than three (3) business days prior to its release and the text and other information contained in such press release is approved by the other Party, which approval shall not be unreasonably withheld, (x) issue a press release announcing the Closing and providing a summary of the transactions contemplated hereby, provided that (i) no Confidential Information is disclosed, and (ii) the other Party is provided a copy of such press release and summary not less than three (3) business days prior to its release and the text and other information contained in such press release is approved by the other Party, which approval shall not be unreasonably withheld,  (y) communicate information that is not Confidential Information with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable laws and (z) disseminate material substantially similar to material included in any press release or other document previously approved for external distribution by either Seller or Buyer Parties.  Notwithstanding the foregoing, Parent may, without the prior written consent of Seller, provide its shareholders and creditors with a general description of this Agreement, the Company's rehabilitation business and any related transactions; provided however, neither Parent nor Seller may disclose any Confidential Information about the Company's rehabilitation business, the Company, the Seller, any of Seller's other Affiliates or that is included in this Agreement.

Section 5.14 Transition Planning. Prior to the Closing Date, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to support Buyer in planning for transition and integration, such that following the Closing Date, there is minimal disruption to the Company's rehabilitation business.  Such transition planning shall include, but shall not be limited to, the types of support to be provided in the TSA after Closing.

Section 5.15 Further Assurances. Following the Closing, each Party shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI
TAX MATTERS

Section 6.01 Preparation of Tax Returns.

(a) Seller shall prepare, or cause to be prepared, all income Tax Returns for the Company for all Tax periods ending on or before the Closing Date (each, a "Pre-Closing Tax Period") with a due date (including any applicable extensions) after the Closing Date (each, a "Pre-Closing Income Tax Return"). All Pre-Closing Income Tax Returns shall be prepared consistent with the past practice of the Company. At least thirty (30) days prior to the date on which any Pre-Closing Income Tax Return is required to be filed (taking into account any valid extensions), Seller shall submit a draft of such Pre-Closing Income Tax Return (the "Draft Pre-Closing Income Tax Return") to Buyer for Buyer's review. Buyer shall provide notice to Seller of its disagreement with any items in the Draft Pre-Closing Income Tax Return within fifteen (15) Business Days of its receipt of the Draft Pre-Closing Income Tax Return, and if Buyer fails to timely give such notice, the Draft Pre-Closing Income Tax Return shall become final and binding upon the parties hereto, and Buyer shall timely and properly file the Draft Pre-Closing Income Tax Return as prepared by Seller. If Buyer and Seller are unable to resolve any dispute regarding any Draft Pre-Closing Income Tax Return within five (5) Business Days after Buyer gives such notice of disagreement, then either Buyer or Seller may give notice to the other (the "Section 6.01 Dispute Submission Notice") that it elects to submit the disputed items to the Accounting Firm. Each of the Parties agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm's engagement. The Accounting Firm will promptly after receipt of the Section 6.01 Dispute Submission Notice, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount based on (1) presentations and submissions by Buyer and Seller (which presentations and submissions shall be made to the Accounting Firm no later than ten (10) Business Days after the engagement of the Accounting Firm), (2) the Accounting Firm's independent review of the unresolved items and amounts. In resolving any disagreement, the Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, as set forth on the Draft Pre-Closing Income Tax Return and the Dispute Notice. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision with respect to such disputed matter, including a statement in reasonable detail of the basis for its decision. The fees and expenses of the Accounting Firm shall be allocated between Buyer and Seller so that Seller's share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, and (ii) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Accounting Firm) and the denominator of which is the total amount in dispute submitted to arbitration. The balance of such fees and expenses shall be paid by Buyer. The decision of the Accounting Firm with respect to the disputed items of the Draft Pre-Closing Income Tax Return submitted to it will be final, conclusive and binding on the parties, Seller shall revise and deliver to Buyer the Draft Pre-Closing Income Tax Return as modified in accordance with the decision of the Accounting Firm, which shall be final and binding upon the parties hereto, and Buyer shall timely and properly file the modified Draft Pre-Closing Income Tax Return as prepared by Seller.  Without the prior written consent of Buyer Parties, Seller shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Without the prior written consent of Seller, Buyer Parties shall not, to the extent it may affect, or relate to, Seller or the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Seller or the Company, in respect of any Pre-Closing Tax Period or, in respect of any Straddle Period, the portion of any Straddle Period before the Closing Date.

(b) Buyer and Seller shall make a timely and irrevocable election under Section 338(h)(10) of the Code and any comparable applicable provision of state or local Tax law (collectively, the "Section 338(h)(10) Election") with respect to the transactions contemplated by this Agreement.  Buyer shall prepare IRS Form 8023 (and any required attachments and/or schedules), and any comparable forms required to make any corresponding elections under any applicable state and local laws that may be required to make the Section 338(h)(10) Election (collectively, the "Section 338 Forms"), and shall submit the Section 338 Forms to Seller no later than five (5) days prior to the Closing Date, and Seller agrees that the executed Form 8023 will be provided to Buyer on or before the Closing Date. Within thirty (30) days from the Closing Date, Buyer shall deliver to Seller completed copies of the Section 338 Forms and evidence of Buyer's filing of such forms with the Internal Revenue Service and/or other applicable Governmental Authority. The Parties agree to take or cause to be taken any other actions that are necessary for making or perfecting the Section 338(h)(10) Elections.

(c) The Purchase Price shall be allocated to the assets and properties of the Company in accordance with the governing provisions of Section 338(h)(10) of the Code. In so doing, the value of all Class I-IV assets shall be their book value determined as of the Closing Date. Class (V) assets will be at their net tax value as of the Closing Date determined as soon as reasonably practicable after the Closing Date and in any event not later than 30 days thereafter. Class VI and VII assets will be allocated the excess of the portion of the Purchase Price over the fair market value of the Class I through V assets. For purposes of Section 338(h)(10) of the Code, the Purchase Price is adjusted to include liabilities assumed by the Buyer. The aggregate deemed sales price (which includes the liabilities assumed by the Buyer) is allocated among the asset classes as agreed by the Buyer and Seller and set forth above. Each party hereto shall prepare and file with the Internal Revenue Service Form 8883, setting forth the allocations stated in paragraph (b) above and such allocations shall be in compliance with Section 338(h)(10) of the Code. An identical copy of the completed Form 8883, consistent with the allocation in paragraph (b) above, is to be filed with the Company's return both of which are the respective tax returns for the tax period in which this Transaction occurs. The instructions to Form 8883 set forth the initial filing requirements and the filing requirements if the Purchase Price is adjusted.

(d) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.02 Straddle Period.

(a) In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(i) in the case of Taxes (x) based upon, or related to, income, receipts, profits, wages, capital or net worth, (y) imposed in connection with the sale, transfer or assignment of property, or (z) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(b) Buyer shall prepare or cause to be prepared, and file or cause to be filed, all income Tax Returns for the Company for all Tax periods that begin on or before and end after the Closing Date (each such Tax period, a "Straddle Period" and each such Tax Return, a "Straddle Period Income Tax Return"). All Straddle Period Income Tax Returns shall be prepared consistent with the past practice of the Company. At least thirty (30) days prior to the date on which any Straddle Period Income Tax Return is required to be filed (taking into account any valid extensions), Buyer shall submit such Straddle Period Income Tax Return and a pro forma income Tax Return for the portion of the Straddle Period ending on the Closing Date (a "Pro Forma Return"), to Seller for Seller's review. Seller shall provide written notice to Buyer of its disagreement with any items in such Straddle Period Income Tax Return or related Pro Forma Return within fifteen (15) Business Days of its receipt of such Straddle Period Income Tax Return or related Pro Forma Return, and if Seller fails to provide such notice, such Straddle Period Income Tax Return, and any related Pro Forma Return, shall become final and binding upon the parties hereto, and Buyer shall timely and properly file such Straddle Period Income Tax Return. If Buyer and Seller are unable to resolve any dispute regarding any Straddle Period Income Tax Return or related Pro Forma Return within five (5) Business Days after Seller delivers such notice of disagreement, then the dispute will be finally and conclusively resolved by the Accounting Firm in accordance with the dispute resolution procedure set forth in Section 6.01(a) with all references therein to the "Draft Pre-Closing Income Tax Return" being deemed references to the Straddle Period Income Tax Return and the related Pro Forma Return.

Section 6.03 Tax Refunds. Subject to Section 6.04, any Tax refunds that are received (or, in the case of a Straddle Period, that would have been received if the Straddle Period ended on the end of the Closing Date) by Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company), and any amounts credited against any Tax to which Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company) become entitled, that relate to any Pre-Closing Tax Period (or the portion of any Straddle Period ending on the end of the Closing Date) shall be for the account of Seller, and Buyer shall pay over to Seller, as additional purchase price for the Shares, any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. At Seller's written request and sole expense, Buyer shall timely and properly prepare, or cause to be prepared (in a manner consistent with Section 6.02(b) and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return required to obtain any available Tax refunds from any Pre-Closing Tax Period.

Section 6.04 Transaction Deductions; Net Operating Losses.  Seller shall be entitled to the value of all Tax benefits relating to Transaction Deductions and any net operating losses of the Company from Tax periods (or portions thereof) ending on or before the Closing Date that are available to offset income of Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company) for any Tax period (or portion thereof) of Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company) beginning after the Closing Date as and when such Transaction Deductions or net operating losses are first used to offset income. On any Tax Return on which such Transaction Deductions or net operating losses are first permitted to be reflected, such Transaction Deductions or net operating losses shall be presumed to be the first deductions to offset income to the extent that the Tax Return shows income available to be offset. Buyer may elect to carry forward any such net operating loss in its annual Tax Returns. Any Transaction Deductions shall be reflected in the portion of any Straddle Period ending at the end of the Closing Date.

Section 6.05 Tax Indemnification.

(a) Except to the extent treated as a liability in the calculation of Net Working Capital, Seller shall indemnify the Company and Buyer and hold them harmless from and against (a) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (b) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (d) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date.

(b) Buyer shall indemnify the Seller and hold them harmless from and against (a) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; and (b) all Taxes of the Company or relating to the business of the Company for all Post-Closing Tax Periods.

Section 6.06 Audits.

(a) If a Governmental Authority makes any claim, the Company or Buyer receives any written notice of a proposed assessment, or there is commenced by any Governmental Authority any audit, adjustment, assessment, examination or other Proceeding (whether judicial or administrative), relating to Taxes of the Company with respect to any Pre-Closing Tax Periods for which Seller might be liable under this Agreement or which could otherwise affect any liability of Seller for Taxes for any Pre-Closing Tax Period (such claim, audit, adjustment, assessment, examination or other Proceeding, a "Tax Proceeding"), the Company shall give notice to Seller of such Tax Proceeding within fifteen (15) days of receiving notice of such Tax Proceeding, together with copies of all notices and communications relating to such Tax Proceeding. Seller shall have the right to control, defend, settle, compromise, or contest all Tax Proceedings at its expense and may make all decisions with respect to any Tax Proceeding; provided, however, that if the terms of any settlement would have Material Adverse Effect on the Company or Buyer including, without limitation, any material negative tax impact on either the Company or Buyer in any post-Closing period, after taking into account any indemnification payment that Buyer Indemnitees are entitled to receive from Seller under this Agreement, then Seller shall not settle or compromise such Tax Proceeding without the Company's consent.

(b) With respect to any Tax Proceeding (A) which involves a proposed assessment or claim (or may result in an assessment or claim) for Taxes that applies to both a Pre-Closing Tax Period and a Tax period ending after the Closing Date (including a Straddle Period) or (B) which involves a change of accounting method or similar issue that recurs for a taxable period or portion thereof that ends after the Closing Date (whether or not the subject of an audit or proceeding at such time), (x) each party hereto may participate in the Tax Proceeding, (y) the Tax Proceeding shall be controlled by that party hereto which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for the next five (5) Tax periods and (z) each party hereto shall bear the appropriate portion of the expenses of such Tax Proceeding determined based on the parties' relative share of the adjustments and corresponding adjustment taken into account under clause (y). The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled hereunder by Buyer and Seller. If the terms of any settlement would have any material adverse impact on the party not controlling such Tax Proceeding, after taking into account any indemnification payment that the applicable Indemnified Persons are entitled to receive from the applicable Indemnifying Person under this Agreement, then the party controlling such Tax Proceeding shall not settle or compromise such Tax Proceeding without the other party's consent.

(c) Buyer and Seller agree to act in good faith, and Buyer agrees to cause the Company to act in good faith, in conducting, and in the defense against or compromise of, any Tax Proceeding subject to this Section 6.06(c).

Section 6.07 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities.  Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.08 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.10 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following:

(a) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof; and

(b) The Landlord Consent shall have been received.

Section 7.02 Conditions to Obligations of Buyer Parties. The obligations of Buyer Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in ARTICLE III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.05(b).

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the "Seller Closing Certificate").

(e) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(h) Seller shall have caused an assignment of that certain lease (the "Ramsey Lease") for the facilities of the Company located at 20 Ramsey Road, Shirley, NY 11967 from the Company to Seller or Seller's Affiliate and Seller or Seller's Affiliate shall have assumed all obligations under said lease.  Seller shall have obtained consent from the landlord for such assignment.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer Parties contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

(b) Buyer Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer Parties shall have delivered to Seller the Closing Date Payment, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.05(a).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(a) have been satisfied (the "Buyer Closing Certificate").

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in ARTICLE III and ARTICLE IV shall survive the Closing and remain in full force and effect for a period ending twenty (20) months from the Closing Date, except that: (a)(i) Seller's representations and warranties set forth in Sections 3.01 (Organization and Authority of Seller), Section 3.02 (Organization, Authority and Qualification of the Company) Section 3.03 (Capitalization and Title), 3.04 (No Conflict or Consents) and Section 3.24 (Brokers) and (ii) Buyer Parties' representations and warranties set forth in Section 4.01 (Organization and Authority of Buyer), Section 4.02 (No Conflict or Consents) and Section 4.06 (Brokers) (the representations and warranties identified in subsections (i) and (ii) immediately above, collectively, the "Fundamental Representations") shall survive the Closing until the expiration of the applicable statute of limitations periods (giving effect to any waiver, mitigation, or extension thereof), and (b) Seller's representations in 3.19 (Environmental Matters) and Section 3.23 (Taxes) shall survive until the date that is sixty (60) days after the end of the applicable statute of limitations and any extensions thereof.  Except as otherwise provided herein, the covenants and agreements of the Seller and Buyer Parties contained herein shall survive the Closing for the periods set forth therein or, if no such period is set forth, for the maximum period permitted by applicable law.  The Parties acknowledge and agree that the survival periods set forth in this Section 8.01 are contractual statutes of limitations and any claim brought by any party pursuant to this ARTICLE VIII must be brought or filed prior to the expiration of the applicable survival period.

Section 8.02 Indemnification By Seller. Subject to the limitations and conditions contained in this ARTICLE VIII, Seller shall indemnify, defend and hold harmless Buyer and its respective Affiliates and each of their respective owners, officers, directors, managers, employees, agents, representatives, successors and assigns, from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and costs (collectively, "Losses"), incurred or sustained by, or imposed upon, Buyer, based upon, arising out of, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

Section 8.03 Indemnification By Buyer. Buyer Parties shall, jointly and severally, indemnify, defend and hold harmless Seller and its Affiliates and each of their respective owners, officers, directors, managers, employees, agents, representatives, successors and assigns, from and against, any and all and all Losses incurred or sustained by, or imposed upon, Seller, based upon, arising out of or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer Parties contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer Parties pursuant to this Agreement.

Section 8.04 Certain Limitations. The Party making a claim under this ARTICLE VIII may be referred to as the "Indemnified Party", and the Party against whom such claims are asserted under this ARTICLE VIII is referred to as the "Indemnifying Party."  The Parties' respective indemnification obligations under Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds $100,000 (the "Deductible"), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to recovery for an inaccuracy in or breach of any Fundamental Representation; and provided further, that nothing in this Agreement shall limit or restrict any Indemnified Party's rights to maintain or recover any amounts in connection with any action or claim based upon fraud.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed forty percent (40%) of the Purchase Price; provided, however, that the foregoing limitation shall not apply to recovery for an inaccuracy in or breach of a Fundamental Representation; and provided further, that nothing in this Agreement shall limit or restrict any of the Indemnified Party's rights to maintain or recover any amounts in connection with any action or claim based upon fraud, but in no event (other than in the case of fraud) shall the aggregate amount of all Losses paid in the aggregate by a Seller Indemnifying Party under this ARTICLE VIII exceed the Purchase Price.

(c) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(d) Notwithstanding any other provision of this Agreement, any obligation of Seller to indemnify, defend and hold harmless a Buyer Indemnified Party under Section 8.02 for Losses arising from or relating to the occurrence of any pre-Closing products liability event shall expire if such products liability claim is not made or asserted within twelve (12) months following the Closing Date.  Any Losses incurred by a Buyer Indemnified Party relating to an indemnifiable products liability claim that is made within such 12-month post-Closing period shall be satisfied solely out of proceeds received under the Products Liability Tail Policy.

(e) For all purposes of this ARTICLE VIII, Losses shall be net of any amounts paid or payable to an Indemnified Party under any insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder, and each Indemnified Party shall use its reasonable commercial efforts to recover all amounts payable from an insurer or other third party under any such insurance policy or Contract to the same extent such party would if such losses were not subject to indemnification, compensation or reimbursement hereunder prior to seeking indemnification hereunder; provided, however, that the amount deemed to be paid under such insurance policies shall be net of the deductible for such policies and determined after giving effect to any increase in premiums resulting from such claim and out-of-pocket costs of collecting such insurance proceeds.  If an Indemnified Party receives any of the foregoing payments with respect to any Losses for which it has previously been indemnified, the Indemnified Party shall promptly (and in any event within ten (10) business days after receiving such payment) pay to the Indemnifying Party an amount equal to such payment or, if it is a lesser amount, the amount of such previously indemnified Losses.

Section 8.05 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly but not later than three (3) months after discovery provide written notice of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available (subject to the provisions of Section 5.01) records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim.

Section 8.06 Offset Against Post Closing Payments.  Buyer may withhold and set off against the Post Closing Payments, subject to the limitations provided under Section 8.04, upon entry of a final and non-appealable judgment by a court of competent jurisdiction determining the amount of any indemnification claim made by Buyer under Section 8.05.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by law.

Section 8.08 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI.

Section 8.09 Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud by a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII.  Nothing in this Section 8.09 shall limit any Person's right to seek and obtain any equitable relief to which such Person shall be entitled or to seek any remedy on account of any fraud by either Party.

ARTICLE IX
TERM AND TERMINATION

Section 9.01 Termination. Except as provided in Section 9.02, this Agreement may be terminated, and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by the mutual written agreement of Buyer and Seller;

(b) by either Buyer or Seller, if: (i) the Closing has not occurred by June 30, 2023 (the "Outside Closing Date"); provided, however, that the right to terminate this Agreement under Section 9.01(b)(i) shall not be available (A) to any Party whose willful failure to fulfill any obligation hereunder or other breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, (B) to Seller if any of the conditions set forth in Section 7.02 that are capable of being satisfied prior to the Closing are not then satisfied unless such failure shall be due to the failure of any of the Buyer Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or (C) to Buyer if any of the conditions set forth in Section 7.03 that are capable of being satisfied prior to the Closing are not then satisfied unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; (ii) there shall be in effect a final non-appealable Governmental Order issued by a Governmental Authority preventing consummation of the transactions contemplated hereby; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority that would make consummation of the transactions contemplated hereby illegal;

(c) by any of the Buyer Parties, if none of the Buyer Parties is in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Seller and such breach, inaccuracy or failure cannot be cured by the Seller by the Outside Closing Date; or

(d) by Seller, if Seller is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any of the Buyer Parties and such breach, inaccuracy or failure cannot be cured by the Outside Closing Date.

Section 9.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party, or its Affiliates, except that if this Agreement is terminated pursuant to Section 9.01(c) or Section 9.01(d), the Party which is in breach of this Agreement shall remain liable for such breach and the termination of this Agreement shall not be deemed to restrict the rights and remedies available against such breaching party.  Notwithstanding any termination of this Agreement in accordance with this ARTICLE IX, the provisions of Section 5.04 and ARTICLE X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE X MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 10.02 Notices. Except as otherwise expressly provided herein, all notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient provided that notice is also provided by another method; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Mirion Technologies, (US) Inc. 1218 Menlo Drive Atlanta, GA 30318 E-mail: legal@mirion.com Attention: General counsel

with a copy to: (which shall not constitute notice)	Hartmann Doherty Rosa Berman & Bulbulia, LLC 830 Morris Turnpike Short Hills, NJ 07078 Email: jdavis@hdrbb.com Attention: Jeffrey S. Davis, Esq.

If to Buyer Parties:	Salona Global Medical Device Corp. 6160 Innovation Way Carlsbad, CA 92009 Email: dennis.nelson@salonaglobal.com Attention: Dennis Nelson

with a copy to: (which shall not constitute notice)	Joseph G. Martinez, Esq. Salona Global Medical Device Corp. 6160 Innovation Way Carlsbad, CA 92009 Email: joe.martinez@salonaglobal.com Attention: Joseph G. Martinez

Section 10.03 Interpretation; Headings. This Agreement shall be construed and interpreted without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of any provisions of this Agreement.

Section 10.04 Severability If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

Section 10.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of each other Party, which consent shall not be unreasonably withheld, conditioned or delayed, and any purported assignment in violation of this Section 10.06 shall be null and void.

Section 10.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Parties.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 10.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflict of law provisions thereof to the extent such provisions would require or permit the application of the laws of any jurisdiction other than the State of New York.  Any Action arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be instituted solely in the federal courts of the United States of America or the courts of the State of New York in each case located in New York County, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Action.

(b) WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.09 Recovery of Litigation Costs.  If either Party brings an Action to enforce this Agreement or any other Transaction Document or on account of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement or any other Transaction Document, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that Action, in addition to any other relief to which it may be entitled.

Section 10.10 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of a Party or of any Affiliate of a Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.  This Agreement may be signed and/or transmitted using electronic signature technology including DocuSign or other electronic signature technology.  Any signed electronic record shall be valid and as effective to bind the Party so signing as a paper copy bearing such party's handwritten signature.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

SELLER: MIRION TECHNOLOGIES (US), INC. By /s/ THOMAS D. LOGAN Name: Thomas D. Logan Title: President and CEO BUYER:
BIODEX REHAB SYSTEMS, LLC By /s/ LUKE FAULSTICK Name: Luke Faulstick Title: President & Chief Executive Officer
PARENT: SALONA GLOBAL MEDICAL DEVICE CORPORATION By /s/ LUKE FAULSTICK Name: Luke Faulstick Title: President & Chief Executive Officer

Annex I

[Net Working Capital Calculation Schedule]

Annex II

[Closing Indebtedness Calculation Schedule]

Exhibit A

[Promissory Note]

Exhibit A

SELLER SECURED PROMISSORY NOTE

$ [Estimated Purchase Price minus Closing Date Payment] (as adjusted below)	April [3], 2023

FOR VALUE RECEIVED, Biodex Medical Systems, Inc., a New York corporation (together with its successors, the "Borrower"), promises to pay to the order of Mirion Technologies (US), Inc. (with its successors or assigns, the "Lender"), in lawful money of the United States of America in same day funds, an aggregate amount equal to $[Estimated Purchase Price minus Closing Date Payment] (the "Loan") pursuant to the terms of this promissory note (as amended, supplemented or otherwise modified from time to time, this "Note"). The Borrower shall pay interest on the unpaid principal amount of the Loan from the date hereof until maturity on the dates and at a rate per annum as hereinafter set forth.

This Note is issued pursuant to that certain Stock Purchase Agreement dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the "Stock Purchase Agreement"), by and among Mirion Technologies (US), Inc., as Seller, the Borrower, Salona Global Medical Device Corporation, a corporation incorporated under the laws of the Province of British Columbia ("Parent") and Biodex Rehab Systems LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent ("Buyer", together with the Borrower and the Parent, the "Company Parties"), pursuant to which Buyer acquired all of the issued and outstanding Capital Stock of the Borrower. This Note is the "Promissory Note" referred to in the Stock Purchase Agreement.

1. Certain Definitions.

(a) Capitalized terms used but not defined herein have the meanings assigned to them in the Stock Purchase Agreement (whether or not then in effect).

(b) Terms defined in the UCC that are not otherwise defined herein or in the Stock Purchase Agreement are used herein as defined in Articles 8 or 9 of the UCC, as the context may require (including without limitation, as if such terms were capitalized in Article 8 or 9 of the UCC, as the context may require, the following terms: "Account," "Chattel Paper," "Commercial Tort Claim," "Commodities Account," "Deposit Accounts," "Document," "Electronic Chattel Paper," "Equipment," "Fixture," "General Intangible," "Goods," "Instruments," "Inventory," "Investment Property," "Letter-of-Credit Right," "Proceeds," "Securities Account," "Securities Entitlement," "Supporting Obligation" and "Tangible Chattel Paper").

(c) As used herein, the following terms have the following meanings:

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

"Change of Control" means at any time, (i) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act or [Part XX of the Securities Act (Ontario)]) but excluding (x) any Employee Benefit Plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor and (y) any underwriter in connection with any public offering (a) shall have acquired beneficial ownership of 40% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Parent or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Parent, or (ii) Parent shall cease, directly or indirectly, to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Buyer or Borrower.

"Debtor Relief Law" means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the Canada Business Corporations Act and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Insolvency Proceeding" means (a) an involuntary case or other proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, reorganization or other relief in respect of the Borrower or any other Company Party or its or their respective debts, or of a substantial part of its or their respective assets, under any Debtor Relief Laws or (ii) the appointment of a receiver, trustee, custodian, liquidator, sequestrator, conservator or similar official for any of the Borrower or any other Company Party or for a substantial part of its or their respective assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or (b) the Borrower or any other Company Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Laws; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) of this definition; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, liquidator, sequestrator, conservator or similar official for the Borrower or any other Company Party or for a substantial part of its or their respective assets; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; or (vi) be dissolved or liquidated (other than liquidation to a wholly owned Subsidiary of the Borrower).

"Maturity Date" means the earlier of (a) January 1, 2024 and (b) the date when this Note is accelerated pursuant to Section 10.

"Pledged Collateral" means all Pledged Stock, including all stock certificates, options or rights of any nature whatsoever in respect of the Pledged Stock that may be issued or granted to, or held by, the Buyer while this Note is in effect, whether or not physically delivered to the Lender pursuant to this Note, whether now owned or hereafter acquired by the Buyer and any and all Proceeds thereof.

"Pledged Stock" means the shares of Capital Stock described in paragraph (a) of Annex A as held by the Buyer, together with any other shares of Capital Stock whether now owned or hereafter acquired by the Buyer and any and all Proceeds thereof.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

2. Interest Rate. The Loan shall bear interest at a rate per annum equal to twelve percent (12% (the "Interest Rate"). Interest on the principal amount of the Loan shall accrue from and including the date hereof to and including the date such principal amount is paid in full, at a rate equal to the Interest Rate, computed on the basis of a 360-day year of twelve 30-day months and paid for the actual number of days elapsed (including the first day but excluding the last day of any period), and shall be payable in arrears on each Payment Date in cash in lawful money of the United States of America.

3. Prepayments.

(a) Voluntary Prepayments. The Borrower will have the right, at its sole option at any time, to prepay the Loan in whole or in part without penalty or premium. Prepayments shall be accompanied by all accrued and unpaid interest on the portion of the principal amount being prepaid to but excluding the date of such prepayment.

(b) Mandatory Prepayments.

(i) Within one (1) Business Day following a Change of Control, the Borrower shall be required to repay in full the outstanding principal amount of this Note, together with all accrued and unpaid interest, if any.

(ii) If at any time prior to the payment of all Post-Closing Payments, Buyer, Parent or their respective Affiliates, raise capital through a public offering or private placement of securities, then Borrower shall pay to Lender an amount equal to the excess over Two Million Dollars (USD $2,000,000) from the net proceeds of such offering or placement as a payment to be applied toward the next scheduled payment under Section 4 within three (3) Business Days after receipt of such capital funds

(c) Application of Prepayments. For the avoidance of doubt, with respect to any prepayment of the Loan pursuant to this Section 3, the aggregate prepayment amount shall be allocated between principal and accrued and unpaid interest as follows: (i) an amount shall be allocated to principal equal to the product of the aggregate prepayment amount and a fraction, the numerator of which is the principal amount of the Loan outstanding immediately prior to such prepayment and the denominator of which is the principal amount plus all accrued and unpaid interest thereon outstanding under the Loan immediately prior to such prepayment; and (ii) the remaining aggregate prepayment amount shall be allocated to accrued and unpaid interest.

4. Repayment of the Loan. The Borrower hereby unconditionally promises to pay the Lender the then unpaid principal amount of the Loan in accordance with payment schedule set forth below on each date specified below (each, a "Payment Date"), together with all interest accrued and unpaid (if any) as of such Payment Date, in each case by wire transfer of immediately available funds:

(a) on July 1, 2023, $2,000,000.00 (and such payment shall not be subject to any adjustment based on the Final Purchase Price);

(b) on October 1, 2023, $3,000,000.00 (subject to adjustment based on the Final Purchase Price); and

(c) on the Maturity Date, $2,000,000.00 (subject to adjustment based on the Final Purchase Price)

5. General Provisions Regarding Payments. Except as permitted under Section 8.06 of the Stock Purchase Agreement, the Borrower will pay all amounts due hereunder without set-off or counterclaim in accordance with wire transfer instructions provided on Annex B hereto or such other payment instructions provided by Lender to Buyer in writing from time to time, in U.S. dollars available the same day in the city in which such place for payment is located. The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.

6. Representations and Warranties. Each Company Party represents and warrants to the Lender that:

(a) such Person is a duly organized and validly existing corporation or limited liability company, as applicable, and is duly authorized by all requisite corporate action to enter into, deliver and perform its obligations under this Note and, with respect to the Borrower, to incur the Loan;

(b) this Note constitutes a valid and binding obligation of such Person, enforceable in accordance with its terms;

(c) the entering into and performance by such Person of its obligations under this Note do not, and will not with the passage of time of giving of notice, breach or conflict with, contravene any applicable Law, fiduciary duty or binding agreement entered into by such Person prior to the date of this Note or cause any obligation under any such binding agreement to accelerate in accordance with its terms; and

(d) the information set forth on Annex C as to each Company Party is true and correct in all material respects as of the date hereof.

7. Covenants.

(a) From the date hereof until this Note is indefeasibly repaid in full, except as otherwise consented to in writing by Lender:

(i) the Borrower shall (x) conduct its rehabilitation business in the ordinary course of business and (y) use commercially reasonable efforts to maintain and preserve intact the rehabilitation business' organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of the business' employees, customers, lenders, suppliers, regulators and others having relationships with its rehabilitation business;

(ii) the Borrower shall deliver within 45 days after the end of each fiscal quarter, the balance sheet of the Borrower with the related statements of income and retained earnings, stockholders' equity and cash flow for such quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter (the "Financial Statements"). The Financial Statements will fairly present in all material respects the financial condition of the Borrower of the respective dates they were prepared and the results of the operations of the Borrower for the periods indicated;

(iii) the Company Parties will promptly advise Lender of any breach, default or any Event of Default or the occurrence of any other event which could reasonably be expected to have a material adverse effect on the business of the Borrower or the Parent or on the ability of the Borrower to pay this Note in accordance with its terms;

(iv) promptly upon the reasonable request of the Lender, the Company Parties will (x) execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgements and take all such further actions (including the filing and recordation of financing statements, fixture filings, mortgages and/or amendments thereto and other documents) that may be required under any applicable Law and which the Lender may reasonably request to ensure the perfection and priority of the liens created or intended to be created hereunder and (y) do, execute, acknowledge, deliver, record, re-record, file, re-file, register, re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably request from time to time to ensure the creation and perfection of the Liens created hereunder, in each case at the expense of the relevant Company Party. Notwithstanding the foregoing, the Company Parties hereby authorize Lender to file, or cause to be filed, without the signature of any of the Company Parties, in any jurisdiction, any financing statements and amendments thereto that (a) indicate or list the Pledged Collateral and/or the Collateral; (b) contain any other information required by Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment thereto; and/or (c) are necessary to perfect the liens created or intended to be created hereunder, as determined by Lender in its discretion;

(v) the Company Parties will promptly notify the Lender of any changes or updates to Annex C hereto;

(vi) the Company Parties shall (x) promptly, within five (5) days after the date hereof, deliver to the Lender any certificated Securities representing or evidencing the Pledged Collateral, accompanied by undated instruments of transfer or assignment duly executed in blank; and

(vii) Each Company Party will do or cause to be done all things necessary to obtain, preserve, renew and keep in force and effect its legal existence and all rights, franchises, licenses and permits material to its business.

(b) Notwithstanding anything else to the contrary herein, each of the Borrower and Buyer, covenants and agrees that, from the date hereof until this Note is indefeasibly repaid in full, it shall not, directly or indirectly, do any of the following without the prior written consent of the Lender:

(i) pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Capital Stock of Borrower;

(ii) sell, gift, assign, hypothecate, encumber, grant or permit a security interest in or otherwise dispose (whether by operation of law or otherwise) any of the Collateral, whether now or hereafter acquired, or any incomes or profits therefrom, except for Encumbrances constituting "Permitted Liens" under the Stock Purchase Agreement pursuant to clauses (a)-(e) in the definition thereof or dispositions of inventory in ordinary course of business;

(iii) consolidate or merge with or into (or be consolidated or merged with or into) or wind up into (or be wound up into), in one transaction or in a series of related transactions, any Person unless the Borrower or the Buyer (as applicable) is the resulting or surviving Person; provided that the Borrower and the Buyer shall not consolidate or merge with each other.

8. Security Interest.

(a) Collateral. As security for the prompt and complete payment or performance, as the case may be, in full of the obligations hereunder, the Buyer hereby pledges, collaterally assigns, mortgages, transfers and grants to the Lender a continuing security interest and first priority lien in all of its right, title and interest in, to and under all of the following personal property and assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Buyer, and regardless of where located (all of which are collectively referred to as the "Collateral"): (i) the Pledged Stock; and (ii) all accessions to, substitutions and replacements for and Proceeds and products of the foregoing, together with all records related thereto.

(b) Remedies.

(i) During the continuance of an Event of Default, the Lender may exercise all remedies available under the UCC or other applicable Law with respect to the Collateral, including, without limitation, the right to, with notice to the applicable Company Party (which such notice may be given concurrently with the exercise of such remedies), take possession of the Collateral and transfer to or register in the name of the Lender or any of its nominees any or all of the Pledged Collateral. Each Company Party hereby appoints the Lender the attorney-in-fact for the purpose of carrying out the provisions of this Section 8 and this Note, and taking any action and executing any instrument that the Lender may deem reasonably necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable until this Note is terminated, provided that the Lender shall only take any action pursuant to such appointment after the occurrence and during the continuation of an Event of Default.

(ii) Each Company Party agrees that in connection with the exercise of the Lender's rights and remedies under this Note (including, without limitation, the initiation of any foreclosure, sale or other judicial lien enforcement proceeding with respect to the Collateral), it shall use reasonable best efforts to execute, obtain and/or deliver to the Lender any terminations, waivers and/or other instruments and documents to release (and/or evidence the release of) any Encumbrances on any Collateral (other than any Encumbrances in favor of the Lender), and/or to otherwise take any action requested by Lender in connection therewith.

9. Guaranty.

(a) Each of Parent and Buyer (each, a "Guarantor") hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Lender, the full and prompt payment, when and as the same shall become due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the obligations hereunder (collectively the "Guaranteed Obligations"). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. If any or all of the Guaranteed Obligations becomes due and payable hereunder, each Guarantor, unconditionally and irrevocably, promises to pay such Guaranteed Obligations to the Lender, on demand. Each Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations whether or not due or payable by the Borrower upon the occurrence of any of the Events of Default and thereafter irrevocably and unconditionally promises to pay such Guaranteed Obligations to the Lender. The guaranty under this Section 9 is (i) a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon and (ii) a guaranty of payment and not of collection. Each Guarantor waives any right to require the Lender to sue the Borrower, any other Guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its rights in respect of any Collateral securing all or any part of the Guaranteed Obligations. The Lender may enforce this guaranty at any time when an Event of Default has occurred and is continuing.

(b) The obligations of each Guarantor under this Section 9 are, to the fullest extent permitted by applicable Law, unconditional, irrevocable and absolute and not subject to any reduction, limitation, impairment or termination for any reason, including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Company Party; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Company Party, or their assets or any resulting release or discharge of any obligation of any Company Party; (iv) the existence of any claim, setoff or other rights which either Guarantor may have at any time against any other Company Party, the Lender or any other Person, whether in connection herewith or in any unrelated transactions; (v) any direction as to application of payments by the Borrower, or by any other party; (vi) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other Person as to the Guaranteed Obligations; (vii) any payment on or in reduction of any such other guaranty or undertaking; (viii) any dissolution, termination or increase, decrease or change in personnel by the Borrower; or (ix) any payment made to Lender on the Guaranteed Obligations which Lender repays to a Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations under this Section 9 by reason of any such proceeding. The obligations of the Guarantors under this Section 9 are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any applicable Law purporting to prohibit payment by any Company Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of a Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Lender with respect to any Collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(d) To the fullest extent permitted by applicable Law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any other Guarantor or arising out of the disability of the Borrower or any other Guarantor or any other party or the unenforceability of all or any part of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by applicable Law, any notice not provided for herein, including notices of nonperformance, notices of protest, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations, as well as any requirement that at any time any action be taken by any Person against any Company Party, or any other Person, including any right (except as may be required by applicable Law and to the extent the relevant requirement cannot be waived) to require the Lender to (i) proceed against the Borrower, any other Guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other Guarantor or any other party or (iii) pursue any other remedy in the Lender's power whatsoever. The Lender may, at its election and in accordance with the terms of herein, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent permitted by applicable Law), accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral securing all or a part of the Guaranteed Obligations, and the Lender may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Company Party or exercise any other right or remedy available to it against any Company Party, or any security, without affecting or impairing in any way the liability of such Guarantor under this Section 9. To the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election even though such election may operate, pursuant to applicable Law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Company Party or any security.

(e) If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each Guarantor's obligations under this Section 9 with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the other Guarantors forthwith on demand by the Lender.

10. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

(a) the Borrower shall fail to make payment when due of any principal of or interest on the Loan;

(b) any Company Party breaches (x) in any material respect any representation or warranty made by it herein or (y) breaches any covenant in this Note (including without limitation Sections 7, 8 or 9 of this Note); or

(c) the occurrence of any Insolvency Proceeding;

then, in the case of (x) any Event of Default specified in clauses (a) or (b) above, the Lender may, by written notice to the Borrower, declare the Loan to be forthwith due and payable, together with accrued interest, whereupon the same shall become forthwith due and payable, without demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever, all of which are hereby waived by the Borrower, or

(y) any Event of Default specified in clause (c) above, without any notice to the Borrower or any other act of the Lender, the Loan shall become forthwith due and payable, together with accrued interest, in each case without demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever, all of which are hereby waived by the Borrower.

11. Assignments and Participations. This Note shall be binding upon the Company Parties and its successors and assigns permitted hereby and is for the benefit of the Lender and its successors and assigns permitted hereby. Notwithstanding anything to the contrary herein, the Company Parties may not assign or otherwise transfer its rights or obligations under this Note without the prior written consent of the Lender.

12. Waivers; Amendments.

(a) Any provision of this Note may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Note, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

13. Notices. All notices, requests and other communications to any party hereunder shall be made in accordance with Section 10.2 of the Stock Purchase Agreement (whether or not then in effect) or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. The Borrower or the Lender may change its address, facsimile number or email address for notices and other communications hereunder by written notice to the other party hereto.

14. GOVERNING LAW; JURISDICTION. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF STATE OF NEW YORK. SECTION 10.08 OF THE STOCK PURCHASE AGREEMENT SHALL APPLY TO THIS NOTE MUTATIS MUTANDIS.

15. Severability. If any term, provision, covenant or restriction of this Note is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Note shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

16. Register; New Note. The Borrower shall keep a register of this Note and the amounts outstanding under this Note from time to time and of any transfer of this Note, which shall be conclusive absent manifest error. Upon written request of the Borrower following any increase or decrease in the outstanding principal amount of this Note pursuant to the terms hereof, the Lender shall, as promptly as practicable, remit this Note to the Borrower, and the Borrower shall promptly issue a new Note to the Lender reflecting the updated aggregate principal amount of this Note; provided that any increase or decrease in the outstanding principal amount of this Note pursuant to the terms hereof shall be effective automatically without the need for the remittance and reissuance of a new Note to reflect the updated principal amount.

[Signature Pages Follow]

THE BORROWER:

Biodex Medical Systems, Inc.

By:
Name:
Title:

BUYER:

Biodex Rehab Systems LLC

By:
Name:
Title:

PARENT:

Salona Global Medical Device Corporation

By:
Name:
Title:

[Signature Page to Seller Secured Promissory Note]

AGREED AND ACCEPTED:

THE LENDER:

Mirion Technologies (US), Inc.

By:
Name:
Title:

[Signature Page to Seller Secured Promissory Note]

Exhibit B

[TSA]

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement, dated as of April [3], 2023 (this "Agreement"), is made and entered into by and between Mirion Technologies (US), Inc., a Delaware corporation ("Seller"), and Biodex Rehab Systems, LLC, a Delaware corporation ("Buyer"), a wholly-owned subsidiary of Salona Global Medical Device Corporation, a corporation incorporated under the laws of the Province of British Columbia ("Parent") Seller and Buyer may hereinafter be referred to individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, the Parties and Parent have entered into that certain Stock Purchase Agreement, dated as of March [15], 2023 (the "Purchase Agreement"), pursuant to which Seller has agreed to sell and Buyer has agreed to purchase, all the outstanding shares of capital stock of the Company, all as more fully described therein;

WHEREAS, in order to ensure an orderly transition of the Company's rehabilitation business to Buyer and as a condition to consummating the transactions contemplated by the Purchase Agreement, the Parties have agreed to enter into this Agreement, pursuant to which Seller will provide, or cause its Affiliates to provide, Buyer and/or the Company, as applicable, with certain services, and Buyer will provide, or cause its Affiliates to provide, Seller or its Affiliates, as applicable, with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I

SERVICES; TERM

Section 1.01 Provision of Services.

(a) Seller agrees to provide, or to cause its Affiliates to provide, the business services (the "Seller Services") set forth on Exhibit A attached hereto (as such exhibit may be amended or supplemented pursuant to the terms of this Agreement, collectively, the "Seller Service Exhibit") to Buyer and/or the Company, as applicable for the respective periods and on the other terms and conditions set forth in this Agreement and in the Seller Service Exhibit.

(b) Buyer agrees to provide, or to cause its Affiliates to provide, the business services (the "Buyer Services") set forth on Exhibit B attached hereto (as such exhibit may be amended or supplemented pursuant to the terms of this Agreement, collectively, the "Buyer Service Exhibit") to Seller for the respective periods and on the other terms and conditions set forth in this Agreement and in the Buyer Service Exhibit.

(c) The Seller Services and the Buyer Services may be referred to herein collectively as the "Services." The Buyer Service Exhibit and the Seller Service Exhibit may be referred to herein collectively as the "Service Exhibits"

(d) Notwithstanding the Seller Services identified in the Seller Service Exhibit, Seller shall respond in good faith to any reasonable request by Buyer for access to any additional services that Buyer determines are necessary for the operation of the Company's rehabilitation business, and which are not currently set forth in the Seller Service Exhibit, and the Parties shall use commercially reasonable efforts to negotiate the terms including the price for such Services; provided, however, nothing contained herein shall obligate Seller or its Affiliates to agree to provide any additional services that are not set forth in the Seller Service Exhibit as of the date hereof. Any such additional services so provided by Seller shall constitute Seller Services under this Agreement and be subject in all respect to the provisions of this Agreement as if fully set forth on the Seller Service Exhibit as of the date hereof.

(e) Notwithstanding the Buyer Services identified in the Buyer Service Exhibit, Buyer shall respond in good faith to any reasonable request by Seller for access to any additional services that Seller determines are necessary for the operation of Seller's other businesses including Seller's tables and nuclear medicine businesses, and which are not currently set forth in the Buyer Service Exhibit; provided, however, nothing contained herein shall obligate Buyer or its Affiliates to agree to provide any additional services that are not set forth in the Buyer Service Exhibit as of the date hereof. Any such additional services so provided by Seller shall constitute Buyer Services under this Agreement and be subject in all respect to the provisions of this Agreement as if fully set forth on the Buyer Service Exhibit as of the date hereof.

(f) The Parties acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, each Party shall use commercially reasonable efforts to make a transition of the applicable Services to its own internal organization or to obtain alternate third-party sources to provide such services.

(g) Subject to Section 2.03, Section 2.04 and Article III, the obligations of each Party under this Agreement to provide the applicable Services shall terminate with respect to each such Service on the end date specified in the applicable Service Exhibit (each, an "End Date"). Notwithstanding the foregoing, each Party acknowledge and agree that the other party may determine from time to time that it does not require all the Services set out on one or more of the applicable Service Exhibit or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, such Party may terminate any Service, in whole and not in part, upon notification to the other Party in writing of any such determination at least five (5) days prior to the effective date of such termination; provided, however, upon termination of any such Services or portion thereof, all compensation earned and any Out of Pocket Costs incurred by such service provider in the performance of such Services prior to the effective date of termination shall be due and payable, subject to such Party's issuance to the other Party of an Invoice (as defined in Section 2.02(c)) for such Services in accordance with Section 2.02(b).

Section 1.02 Standard of Service.

(a) Each Party represents, warrants and agrees to the other Party that the applicable Services shall be provided in good faith, in accordance with Law and, except as specifically provided in the applicable Service Exhibit, in a manner generally consistent with the historical provision of the applicable Services and with the same standard of care as historically provided. Subject to Section 1.03, Seller shall assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

(b) Except as expressly set forth in Section 1.02(a) or in any contract entered into hereunder, each makes no representations and warranties of any kind, implied or expressed, with respect to the applicable Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Each Party acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the Parties and that all the respective Services are provided by each Party as an independent contractor.

Section 1.03 Third-Party Service Providers. Each Party acknowledges and agrees that the other Party has been retaining, and will continue to retain, third-party service providers to provide some of the applicable Services to such Party. In addition, following the date hereof, each Party shall have the right to hire other qualified third-party service providers and/or subcontractors to provide all or part of any respective Service hereunder if any of such Party's current third-party service providers or subcontractors resign from providing such Services or as such Party determines, in its reasonable discretion, that it is necessary to terminate any such third-party service provider or subcontractor. Each Party shall provide written notification to the other Party of each such third-party service provider or subcontractor at least three (3) days prior to such third-party commencing any such Services and such Party shall accept such third-party service provider or subcontractor to provide the applicable Services. Each Party shall in all cases retain responsibility for the provision to the other Party of applicable Services to be performed by any third-party service provider or subcontractor or by any of such Party's Affiliates.

Section 1.04 Access to Premises.

(a) In order to enable the provision of the Services by each Party, each such Party shall provide to Seller's and its Affiliates' employees and any third-party service providers or subcontractors who provide Services, at no cost to Seller, access to the facilities, assets and books and records of the Rehabilitation Business, in all cases to the extent necessary for each such Party to fulfill its obligations under this Agreement.

(b) Each Party agrees that all of its and its Affiliates' employees and any third-party service providers and subcontractors, when on the property of the other Party or when given access to any equipment, computer, software, network or files owned or controlled by Party receiving the applicable Services, shall conform to the policies and procedures of such receiving Party concerning health, safety and security which are made known to the providing Party in advance in writing.

Section 1.05 Term. The term of this Agreement shall commence on the date hereof and shall continue in force unless (i) terminated in accordance with Article III or (ii) extended in accordance with Section 2.03.

ARTICLE II

COMPENSATION

Section 2.01 Responsibility for Wages and Fees. For such time as any employees of either Party or any of its Affiliates are providing the Services to the other Party under this Agreement, (a) such employees will remain employees of such Party or such Affiliate, as applicable, and shall not be deemed to be employees of other Party for any purpose, and (b) such Party or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker's compensation, and the withholding and payment of applicable Taxes relating to such employment.

Section 2.02 Terms of Payment and Related Matters.

(a) As consideration for provision of the Seller's Services, Buyer shall pay Seller the Fees set forth on the Service Exhibit for each Service listed on the Service Exhibit. In addition to such amount, in the event that Seller or any of its Affiliates incurs reasonable and documented out-of-pocket expenses in the provision of any Service, including, without limitation, license fees and payments to third-party service providers or subcontractors, but excluding payments made to employees of Seller or any of its Affiliates pursuant to Section 2.01 (such included expenses, collectively, "Out-of-Pocket Costs"), Buyer shall reimburse Seller for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 2.02(c)

(b) Buyer acknowledges and agrees that neither it nor the Company shall be paid any compensation for the provision of Buyer's Services.

(c) As more fully provided in the Seller's Service Exhibit and subject to the terms and conditions therein:

(i) Seller shall provide Buyer, in accordance with Section 6.01 of this Agreement, with monthly invoices ("Invoices"), which shall set forth in reasonable detail, with such supporting documentation as Buyer may reasonably request with respect to Out-of-Pocket Costs, amounts payable under this Agreement; and

(ii) payments pursuant to this Agreement shall be made within thirty (30) days after the date of receipt of an Invoice by Buyer from Seller.

(d) It is the intent of the Parties that the compensation set forth in the Seller Service Exhibit reasonably approximate the cost of providing the Seller's Services, including the cost of employee wages and compensation, without any intent to cause Seller to incur loss. If at any time Seller believes that the payments contemplated by a specific Service Exhibit are materially insufficient to compensate it for the cost of providing the Services it is obligated to provide hereunder, or Buyer believes that the payments contemplated by a specific Service Exhibit materially overcompensate Seller for such Services, such Party shall notify the other Party as soon as possible, and the Parties will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to pricing of such Services for future periods.

Section 2.03 Extension of Services. The Parties agree neither Party shall be obligated to perform any Services after the applicable End Date; provided, however, that if either Party desires that the other Party continue to perform any of the Services after the applicable End Date, the requesting Party shall deliver to the other Party a written request for such continued performance prior to the applicable End Date. If Seller agrees to such extended performance, Buyer shall pay to Seller on an hourly basis the amounts that compensate Seller for all of its costs for such performance, including, without limitation, the time of its employees the Fees for such Services set forth on the Service Exhibit and its Out-of-Pocket Costs. The Services so performed by Seller after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

Section 2.04 Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, each Party shall have no further obligation to provide the applicable terminated Services. With respect to the Seller, Buyer will have no obligation to pay any future compensation or Out-of-Pocket Costs relating to such Services (other than for or in respect of Services already provided in accordance with the terms of this Agreement prior to such termination).

Section 2.05 Invoice Disputes. In the event of an Invoice dispute, Buyer shall deliver a written statement to Seller no later than ten (10) days prior to the date payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 2.02(c). The Parties shall seek to resolve all such disputes expeditiously and in good faith. Seller shall continue performing the Services in accordance with this Agreement pending resolution of any dispute.

Section 2.06 No Right of Setoff. Each of the Parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other Party, whether under this Agreement, the Purchase Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other Party.

Section 2.07 Taxes. Each Party shall be responsible for all sales or use Taxes imposed or assessed as a result of or in connection with the provision of Services by the Party.

ARTICLE III

TERMINATION

Section 3.01 Termination of Agreement. Subject to Section 3.04, this Agreement shall terminate in its entirety (i) on the date upon which neither Party has any continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 1.01(g) or Section 3.02 or (ii) in accordance with Section 3.03.

Section 3.02 Breach. Either Party (the "Non-Breaching Party") may terminate this Agreement with respect to any of the Services, in whole but not in part, at any time upon prior written notice to the other Party (the "Breaching Party") if the Breaching Party has failed (other than pursuant to Section 3.05) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of twenty (20) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate such service; provided, however, in the event of non-payment by Buyer for any of the Services, which shall be deemed a breach for purposes of this Section 3.02, Seller may terminate this Agreement if Buyer fails to cures such non-payment within five (5) days after receipt of written notice from Seller unless such non-payment is the subject of a good-faith dispute.

Section 3.03 Insolvency. In the event that either Party shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days following commencement of the applicable proceeding) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other Party shall have the right to terminate this Agreement by providing written notice in accordance with Section 6.01.

Section 3.04 Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the Parties shall terminate, except for (a) the provisions of Section 2.04, Section 2.06, Section 2.07, Article IV, Article V and Article VI, which shall survive any termination or expiration of this Agreement and (b) any other provision of this Agreement which by its terms must survive termination or expiration of this Agreement to give effect to such provision.

Section 3.05 Force Majeure. The obligations of Seller under this Agreement with respect to any of the Services shall be suspended during the period and to the extent that Seller is prevented or hindered from providing such Service, or Buyer is prevented or hindered from receiving such Service, due to any of the following causes beyond such Party's reasonable control (such causes, "Force Majeure Events"): (i) acts of God, (ii) flood, fire or explosion, (iii) war, invasion, terrorist activities, riot or other civil unrest, (iv) Governmental Order or Law, (v) any event or occurrence that arises out of or relates to the coronavirus disease (i.e., COVID-19) or similar disease, (vi) actions, embargoes or blockades in effect on or after the date of this Agreement, (vii) action by any Governmental Authority, (viii) national or regional emergency, (ix) strikes, labor stoppages or slowdowns or other industrial disturbances, (x) shortage of adequate power or transportation facilities, or (xi) any other event which is beyond the reasonable control of such party. The Party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and Seller shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither Party shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event for the period that the applicable Force Majeure Event continues. The applicable End Date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

ARTICLE IV

CONFIDENTIALITY

Section 4.01  Confidentiality.

(a) During the term of this Agreement and thereafter, the Parties shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other Party's financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, "Confidential Information"). Each Party shall use the same degree of care, but no less than reasonable care, to protect the other Party's Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the Parties, either Party receiving any Confidential Information of the other Party (the "Receiving Party") may use Confidential Information only for the purposes of performing or fulfilling its obligations under this Agreement (the "Permitted Purpose"). The Receiving Party may disclose such Confidential Information only to its employees or other representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that the Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the "Disclosing Party"), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party's rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

(b) Notwithstanding the foregoing, "Confidential Information" shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its employees or other representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.

(c) Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any of the Services, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party's option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing. Notwithstanding anything contained in this Agreement, the Receiving Party may retain a copy of Confidential Information stored in its electronic backup systems or in connection with ordinary course record retention policies and procedures.

ARTICLE V

INDEMNIFICATION; LIMITATION ON LIABILITY

Section 5.01 Limitation on Liability. In no event shall Seller have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other Party's sole, joint, or concurrent negligence, strict liability, criminal liability or other fault.

Section 5.02 Indemnification. Each Party shall defend, indemnify and hold harmless the other Party from and against any and all liabilities, losses, claims, damages, assessments, fines, penalties, costs and expenses of any nature, including reasonable attorneys', accountants', investigators' and experts' fees and expenses (collectively, "Losses"), incurred or sustained by, or imposed upon, such Party based upon, arising out of, or by reason of (a) such Party's nonfulfillment or breach of any covenant or agreement under this Agreement, (b) with respect to Buyer, any Losses incurred by Seller related to Buyer's use of the Services; provided, that such Losses do not arise out of Seller's gross negligence or willful misconduct, and (c) with respect to Seller, any acts or omissions of Seller's constituting gross negligence or willful misconduct in the provision of the Services under this Agreement.

Section 5.03 Indemnification Procedure. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available (subject to the provisions of Section 4.01) records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Notices. All Invoices, notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

(a) if to Seller:

Mirion Technologies (U.S.), Inc
1218 Menlo Drive
Atlanta, GA 30318
E-mail: l
Attention: General counsel

with a copy (which shall not constitute notice) to:

Hartmann Doherty Rosa Berman & Bulbulia, LLC
830 Morris Turnpike

Short Hills, NJ 07078

Email:

Attention: Jeffrey S. Davis, Esq.

(b) if to Buyer:

c/o Salona Global Medical Device Corporation
6160 Innovation Way

Carlsbad, CA 92009

E-mail:

Attention: General Counsel

Section 6.02 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation or meaning of any provision of this Agreement.

Section 6.03 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.04 Entire Agreement. This Agreement, including all Service Exhibit, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. If and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 6.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing sentence, Buyer may, without the prior written consent of Seller, assign all or any portion of its right to receive Services to any of its Affiliates that participate in the operation of the Rehabilitation Business; provided, that such Affiliate shall receive such Services from Seller in the same place and manner as described in the respective Service Exhibit as Buyer would have received such Service. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 6.06 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 6.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.08 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the state of New York in each case located in the city of New York and county of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.09 Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party certifies and acknowledges that (a) no representative of the other Party has represented, expressly or otherwise, that it would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.09.

Section 6.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement may be signed and/or transmitted using electronic signature technology including DocuSign or other electronic signature technology. Any signed electronic record shall be valid and as effective to bind the Party so signing as a paper copy bearing such Party's handwritten signature.

[Remainder Of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

MIRION TECHNOLOGIES (US), INC.
By_____________________
Name:
Title:

BIODEX REHAB SYSTEMS, LLC
By_____________________
Name:
Title:

EXHIBIT A

Function	Service Category	Service Description	Service Period	Service Fee	Buyer's Early Termination Notice Period
	IT - Infrastructure	Seller will: • Maintain Seller Licenses which are not owned by Company and provide them to the Buyer on a "loan" or temporary basis.(This includes Abode and Microsoft 365)	3 Months	Out-Of-Pocket costs	30 days
	Data Extraction	Seller will: • Provide support and work with Synergy to migrate to a separate local domain. Migrate data from Office 365 to new Office 365 Tenant for email, OneDrive and Sharepoint.	6 months	Out -of - pocket costs	30 days
Regulatory and Quality	Registration transition	Seller will: • On or before the Closing Date, provide Company FDA FURLS/GUDID log-in information to Buyer • On or before the Closing Date, provide Eudamed login information to Buyer.	6 months after Closing Date	No charges for Seller staff time Buyer pays fees associated with updating Product registrations, if required.	14 days
	Shared services and third party activities	• As promptly as reasonably practicable after the Closing Date, share distribution onboarding process document with Buyer.	60 days	No charge	30 days
	Bridger Insights	• Provide up to 5 people log-on access to Mirion's subscription to Bridger Insight	60 days	No fee	30 days

Function	Service Category	Service Description	Service Period	Service Fee	Buyer's Early Termination Notice Period
	Process complaints and Medical Device Reports ("MDRs"); assist in transition of process to Buyer	• After the Closing Date, Seller will transfer any complaints about the Rehab Business it receives to Company within three (3) business days • Immediately after the Closing Date, Buyer will assume responsibility for filing MDRs or other reports related to the Products in accordance with Buyer's procedures; •	Three (3) months post-closing (except as otherwise stated in the Service Description to the left)	Out of Pocket Costs	14 days
	Resource	Seller will: Provide quality management support by the current Quality Manager supporting the Biodex business, including at least weekly meetings to follow up with pending regulatory matters • assistance to Buyer in application of MDD, MDSAP, ISO13485, and other quality certificates and regulations to satisfy manufacturing and sales of rehab products • Assist in transition so that Buyer can immediately begin filing of MDRs • Provide support to maintain Company registrations	For up to 8 months, until a new quality manager is hired and trained by the Seller	Actual cost of personnel Buyer pays fees associated with updating Product registrations, if required.	30 days
Finance	All categories	Provide reasonable assistance with knowledge transfer as needed for the accounting and financial functions	3 months	Out Of pocket costs	15 days
Sales and Marketing	Tradeshows	Seller Will: • Transfer access to the previously paid for Tradeshows • Provide all digital assets for all marketing collateral including but not limited to logos, brochures, user manuals	3 months	Cost of Tradeshow	30 days

EXHIBIT B

Function	Service Category	Service Description	Service Period	Service Fee	Buyer's Early Termination Notice Period
Marketing	Atomlab 500 recall	Buyer to inform Seller in case of submission related to the Atomlab 500 recall through Act on, Salesforce or any other system	1 year	No fee	
IT	Emails	Buyer will forward to Seller within 2 business days any received emails and calls related to the Table and other Biodex businesses (but rehab)	1 year	No fee	
IT	Salesforce	Buyer to maintain current Medical Imaging request info form in Salesforce and allow Seller access to the forms	6 months	No fee	
IT	Salesforce/Act On	Buyer will provide Seller access to Act On to work through the information within the system (for the tables and nuclear medicine businesses)	90 days	No fee	
IT	Engineering	Buyer will provide Seller access to drawings and engineering documentation related to the Table and Nuclear Medicine businesses (information to be deleted at the end of the period)	6 months	No fee	
Service	Service Tickets	Buyer will forward to Seller any service tickets received about the Tables and Nuclear Medicine businesses	1 year	No fee	
Marketing	Commercial Documents	Seller is allowed to continue using remaining commercial material mentioning "Biodex A Mirion Medical Company"	6 months	No fee

Exhibit C

[Contract Manufacturing Agreement]

Contract Manufacturing Agreement for Medical Devices

This Manufacturing Agreement (the "Agreement"), dated as of April [3] 2023 ("Effective Date"), is entered into by and between Biodex Medical Systems, Inc., a New York corporation, having its address at 49 Natcon Drive, Shirley, NY 11967USA ("Manufacturer"), and Capintec, Inc., a Delaware business corporation having an address at 7 Vreeland Road, Florham Park, NJ 07932, USA, as a part of the Mirion Medical Group ("Mirion", and together with Manufacturer, the "Parties", and each, a "Party").

WHEREAS, Mirion is in the business of manufacturing and selling certain Medical Imaging products, including Ultrasound and C-Arm Tables (the "Devices" as further defined herein);

WHEREAS, Manufacturer is in the business of manufacturing and selling certain medical and consumer health products;

WHEREAS, under the terms of the Stock Purchase Agreement entered into as of March [15], 2023 ("Purchase Agreement"), Biodex Rehab Systems, LLC, a Delaware limited liability company ("Buyer"), has acquired all of the capital stock of Manufacturer ;

WHEREAS, Mirion wishes to purchase the Devices exclusively from Manufacturer; and

WHEREAS, Manufacturer desires to manufacture and sell the Devices to Mirion.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms have the meanings set forth or referred to in this Section 1.

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity or otherwise.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

"Agreement" has the meaning set forth in the preamble to this Agreement.

"Background Intellectual Property Rights" means Mirion's Intellectual Property or Manufacturer's Intellectual Property, as applicable, except for any Foreground Intellectual Property Rights.

"Bailed Property" has the meaning set forth in Section 14.1(a)

"Business Day" means any day except Saturday, Sunday, or any other day on which commercial banks located in New York, USA, are authorized or required by Law to be closed for business.

"Claim" means any Action brought against a Person entitled to indemnification under Section 10.

"Confidential Information" has the meaning set forth in Section 13.1.

"Confirmation" has the meaning set forth in Section 3.2.

"Control" (and with correlative meanings, the terms "Controlled by" and "under common Control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.

"cGMP" means the Current Good Manufacturing Practice Regulations of the US Code of Federal Regulations Title 21 (21 C.F.R. Part 820) in relation to the production of medical devices.

"Defective" means not conforming to the Product Warranty under Section 9.1.

"Defective Devices" means goods shipped by Manufacturer to Mirion pursuant to this Agreement that are Defective.

"Delivery Date" means the delivery date for Devices ordered hereunder that is set forth in Schedule 1 or in a Purchase Order. The parties agree to work together to shorten lead time to fulfil end customer requirements if necessary.

"Delivery Location" means the street address within the Territory for delivery of the Devices specified in the applicable Purchase Order.

"Devices" means the medical devices identified on Schedule 1 and described in the Specifications.

"Device Cost" means the total cost to produce each Device that is manufactured and delivered by Manufacturer to Mirion, including but not limited to:

i. All material costs for those items that are procured and incorporated into the completed Devices, the cost of inbound transportation and all associated taxes, tariffs and duties; provided, however, if after the first Year of the Term Mirion recommends a supplier which offers lower prices than the supplier selected by Manufacturer, then the price differential between Manufacturer's selected supplier and Mirion's recommended supplier shall be taken in account in determining Device Cost.

ii. All Direct labor costs associated with the manufacturing of the Devices, including taxes, benefits and other personnel costs, including full costs associated with employees dedicated to or directly attributable to the manufacturing of the Devices;

iii. All Direct Overhead costs, including outside processing costs, repairs and maintenance expenses, shop supplies and other consumables, shipping supplies, and the reasonable allocation of costs associated with operating the manufacturing operations, such as lease expense, insurance, repairs, maintenance and utilities; and

iv. All Indirect Overhead costs associated with the manufacturing operation, including direct or reasonably allocable costs for warehousing activities, shipping and receiving, manufacturing engineering, quality and inspection, purchasing and procurement, and supervision.

"Disclosing Party" has the meaning set forth in Section 13.1.

"Dispute" has the meaning set forth in Section 17.17

"Dispute Notice" has the meaning set forth in Section 17.17

"Effective Date" means the date first set forth above.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Equipment" means, collectively, "equipment" (as that term is defined in UCC Section 9-102(a)(33)) that is used in the manufacture, production, or assembly of Devices by Manufacturer, and all machinery, equipment, Tooling, furnishings, and fixtures (as such terms are defined in UCC Section 9-102) now owned or hereafter acquired by Manufacturer, of any kind, nature or description, as well as all (a) additions to, substitutions for, replacements of and accessions to any of the foregoing items, (b) attachments, components, parts (including spare parts) and accessories installed thereon or affixed thereto, and (c) Intellectual Property Rights in connection with the foregoing.

"FDA" means the US Food and Drug Administration.

"Force Majeure Event" has the meaning set forth in Section 17.21.

"Forecast" means, with respect to any period, a good faith projection or estimate of Mirion's requirements for Devices during each month during the period, which approximates, based on information reasonably available at the time to Mirion, the quantity of Devices that Mirion may order for each such month.

"Foreground Intellectual Property Rights" means any and all of the Intellectual Property Rights developed with respect to, or for incorporation into, the Devices, that are either developed by Mirion alone, by Mirion and Manufacturer jointly or by Manufacturer alone as requested by Mirion in connection with this Agreement.

"GAAP" means US generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority.

"Initial Term" has the meaning set forth in Section 6.1.

"Inspection Period" has the meaning set forth in Section 4.4.

"Intellectual Property Rights" means all industrial and other intellectual property rights comprising or relating to (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; (f) semiconductor chips, mask works and the like; and (g) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

"Law" means any statute, law, ordinance, Regulatory Standards, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law of any Governmental Authority.

"Losses" has the meaning set forth in Section 10.1.

"Manufacturer" has the meaning set forth in the preamble to this Agreement.

"Manufacturer Indemnified Parties" has the meaning set forth in Section 10.2.

"Manufacturer Parties" means Manufacturer, its Affiliates, subcontractors and successors and assigns, and each of their respective Representatives.

"Manufacturer's Intellectual Property" means all Intellectual Property Rights owned by or licensed to Manufacturer, including any of Manufacturer's Background Intellectual Property Rights used in the design, production, and manufacturing of the Devices.

"Manufacturer's Property" has the meaning set forth in Section 14.5.

"Manufacturing Facility" means Manufacturer's premises and equipment located at its facility at 49 Natcon Drive, Shirley, NY 11967, or other facility used by Manufacturer after the Initial Term to manufacture the Devices.

"Mirion" has the meaning set forth in the preamble to this Agreement.

"Mirion Indemnified Parties" has the meaning set forth in Section 10.1.

"Mirion Parties" means Mirion, its Affiliates, customers, subcontractors and successors and assigns, and each of their respective Representatives.

"Mirion's Intellectual Property" means all Intellectual Property Rights owned by or licensed to Mirion, including all Foreground Intellectual Property Rights and any of Mirion's Background Intellectual Property Rights used in the design, production, and manufacturing of the Devices.

"Nonconforming Devices" means any Devices inspected by Mirion that: (a) do not conform to the description listed in the applicable Purchase Order; (b) do not fully conform to the Specifications; (c) on visual inspection, Mirion determines are otherwise Defective; or (d) exceed the quantity of Devices ordered by Mirion pursuant to this Agreement or any Purchase Order. Where the context requires, Nonconforming Devices are deemed to be Devices for purposes of this Agreement.

"Notice" has the meaning set forth in Section 17.5.

"Party" has the meaning set forth in the preamble to this Agreement.

"Patents" means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents, and patent utility models).

"Permits" means permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained or required to be obtained, from any Governmental Authority.

"Person" means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.

"Personnel" of a Party means any agents, employees, contractors, or subcontractors engaged or appointed by such Party.

"Price" has the meaning set forth in Section 5.1.

"Product Warranty" has the meaning set forth in Section 9.1.

"Purchase Agreement" has the meaning set forth in the preamble to this Agreement.

"Purchase Order" means Mirion's purchase order issued to Manufacturer hereunder, which may, among other things, specify items such as (a) the Devices to be purchased, including the model number or other description (b) the quantity of each of the Devices ordered; (c) the Delivery Date; (d) the unit Price for each of the Devices to be purchased; (e) the billing address; and (f) the Delivery Location; in each case, including all terms and conditions attached to, or incorporated into, such purchase order

"Quality Agreement" means the Quality Agreement for Contract Medical Device Manufacturing Executed between Mirion and Manufacturer for each Product, which specifies the respective responsibilities for quality control and quality assurance activities consistent with cGMPs with respect to the activities undertaken in accordance with of this Agreement, attached herein to as Exhibit A.

"Receiving Party" has the meaning set forth in Section 13.1.

"Regulatory Standards" means (a) procurement and maintenance of any and all permits, licenses, filings and certifications required by the FDA, and compliance with the cGMPs (b) any laws, rules, regulations and standards of any Governmental Authority, (including, without limitation, the Environmental Protection Agency ("EPA"), the Occupational Safety and Health Administration ("OSHA"), and state and local authorities), that apply to the Manufacturing Facility or Manufacturer's processing, storage handling, or shipment of the Devices.

"Reimbursement Authorization" has the meaning set forth in Section 14.4.

"Renewal Term" has the meaning set forth in Section 6.2.

"Representatives" means a Party's Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys, third-party advisors, successors, and permitted assigns.

"Specifications" means the specifications for the Devices listed on Schedule 2.

"Taxes" means any and all present and future sales, income, stamp, and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld, or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.

"Term" has the meaning set forth in Section 6.2.

"Termination Claim" has the meaning set forth in Section 6.3(a).

"Territory" means the US, and its territories and possessions.

"Tooling" means, collectively, all tooling, dies, test and assembly fixtures, gauges, jigs, patterns, casting patterns, cavities, molds, and documentation (including engineering specifications and test reports) used by Manufacturer in connection with its manufacture and sale of the Devices, together with any accessions, attachments, parts, accessories, substitutions, replacements and appurtenances thereto.

"Trademarks" means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, symbols, trade dress, corporate names and domain names, and other similar designations of source, sponsorship, association, or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

"Trade Secrets" means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

"UCC" means the Uniform Commercial Code, as adopted in the State of New York.

"US" means the United States of America.

2. Purchase and Sale of Devices.

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term, Mirion shall purchase Devices from Manufacturer, and Manufacturer shall manufacture and sell Devices to Mirion, at the quantities and at the Prices calculated as set forth on Schedule 1 attached hereto. Schedule 1 contains: (a) a description of the Devices to be manufactured and sold hereunder; (b) the purchase price for each of the Devices; (c) the quantity of the Devices; and (d) the Delivery Date. Unless otherwise provided in Schedule 1, subject to the terms and conditions of this Agreement, Mirion shall purchase from Manufacturer, and Manufacturer shall manufacture and sell to Mirion, 100% of Mirion's requirements of the Devices. The Parties shall, from time to time, amend Schedule 1 to reflect any agreed revisions to any of the terms described in the foregoing clauses (a)-(d); provided that no such revisions will modify this Agreement or be binding on the Parties unless such revisions have been fully approved in a signed writing by authorized Representatives of both Parties.

2.2 Forecasts. On a monthly basis, Mirion shall provide Manufacturer with a written, good faith, non-binding rolling twelve (12) month Forecast of Mirion's anticipated requirements for the Devices. Manufacturer acknowledges and agrees that such Forecasts provided by Mirion are for planning purposes only and shall not be considered a commitment by Mirion to purchase any Devices included in the Forecast, other than as provided in a Purchase Order.

2.3 Terms of Agreement and Mirion's Purchase Order Prevail; Order of Precedence. The Parties intend for the express terms and conditions contained in this Agreement (including any Schedules and Exhibits hereto) and in any Purchase Order that are consistent with the terms and conditions of this Agreement to exclusively govern and control each of the Parties' respective rights and obligations regarding the manufacture, purchase, and sale of the Devices, and the Parties' agreement is expressly limited to such terms and conditions. Notwithstanding the foregoing, if any terms and conditions contained in a Purchase Order conflict with any terms and conditions contained in this Agreement, the applicable term or condition of this Agreement will prevail and such contrary terms will have no force or effect. Except for such contrary terms, the terms and conditions of all Purchase Orders are incorporated by reference into this Agreement for all applicable purposes hereunder. Without limitation of anything contained in this Section 2.2, any additional, contrary, or different terms contained in any Confirmation or any of Manufacturer's invoices or other communications, and any other attempt to modify, supersede, supplement or otherwise alter this Agreement, are deemed rejected by Mirion and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties.

2.4 No Right to Manufacture and Sell Devices or Similar Products to Other Parties. During the Term, Manufacturer shall not manufacture or sell to any Person other than Mirion or enter into any agreement with any Person other than Mirion related to the manufacture or sale of the Devices or other goods or products that are competitive with the Devices. Manufacturer shall not, at any time, use any of Mirion's Intellectual Property (including Foreground Intellectual Property Rights and Background Intellectual Property Rights) to manufacture or sell Devices or other goods or products that are similar to or competitive with the Devices to any other buyer. This Section 2.4 will survive the expiration or termination of this Agreement.

2.5 Purchase of Mirion Inventory. On the Effective Date of this Agreement, Manufacturer shall purchase from Mirion, at cost, the inventory set forth on Schedule 3 ("Purchased Inventory"). The purchase price for the Purchased Inventory shall be equal to Mirion's actual cost. Manufacturer shall pay the purchase price for the Purchased Inventory in installments, with the first installment, equal to the actual cost of the Purchased Inventory to be used by Manufacturer from the Effective Date through June 30, 2023, payable in three equal amounts by the following dates: May 31, 2023, June 30, 2023 and July 31, 2023. Thereafter, Manufacturer shall pay Mirion the actual cost of the Purchased Inventory to be used in each subsequent calendar quarter on a consecutive monthly basis until the purchase price has been paid in full; provided, however, that if at any time the remaining amount of Purchased Inventory represents less than ten percent (10%) of the initial amount of Purchased Inventory, then Buyer shall pay the full remaining balance for such inventory within five (5) business days thereafter.

3. Ordering Procedure.

3.1 Purchase Orders. Attached as Exhibit B is Mirion's initial Purchase Order for Devices. Mirion shall issue Purchase Orders to Manufacturer in written or electronic form via EDI or email. For the avoidance of doubt, Mirion shall only be obligated to purchase from Manufacturer, and Manufacturer shall be obligated to sell to Mirion, the quantities of Devices listed on Schedule 1 hereto or otherwise specified in a Purchase Order.

3.2 Acceptance, Rejection, and Cancellation of Purchase Orders. Manufacturer shall confirm to Mirion the receipt of each Purchase Order issued hereunder (each, a "Confirmation") within 3 days following Manufacturer's receipt thereof. Each Confirmation must reference Mirion's Purchase Order number, confirm acceptance of the Purchase Order or, solely if permitted under this Section 3.2, advise Mirion of Manufacturer's rejection of such Purchase Order, the date of acceptance or rejection, and the basis for rejection, if applicable. If Manufacturer fails to issue a Confirmation within the time set forth in the first sentence of this Section 3.2 or otherwise commences performance under such Purchase Order, Manufacturer will be deemed to have accepted the Purchase Order. Mirion may withdraw any Purchase Order prior to Manufacturer's acceptance thereof. Manufacturer may only reject a Purchase Order if (a) Manufacturer has sent Mirion a Notice of termination under Section 6.5 or (b) the applicable Purchase Order includes terms and conditions that supplement those contained in this Agreement or contains Delivery Dates or volumes that are materially different from the Forecast that is currently in effect, which Manufacturer is unwilling to accept. Manufacturer may not cancel any previously accepted Purchase Order hereunder. Mirion may only cancel a previously accepted Purchase Order pursuant to the exercise of Mirion's rights under Section 4.1.

4. Shipment, Delivery, Acceptance, and Inspection.

4.1 Shipment and Delivery Requirements. Time, quantity, and delivery to the Delivery Location are of the essence under this Agreement. Manufacturer shall procure materials for, fabricate, assemble, pack, mark, and ship Devices strictly in the quantities, by the methods, to the Delivery Locations, and by the Delivery Dates specified in this Agreement or in an applicable Purchase Order. Delivery times will be measured to the time that Devices are actually received at the Delivery Location. If Manufacturer does not comply with any of its delivery obligations under this Section 4, Mirion may, in Mirion's sole discretion and at Manufacturer's sole cost and expense, (a) approve a revised Delivery Date, (b) require expedited or premium shipment, or (c) cancel the applicable Purchase Order and obtain similar goods from other sources. Unless otherwise expressly agreed to by the Parties in writing, Manufacturer may not make partial shipments of Devices to Mirion.

4.2 Transfer of Title and Risk of Loss. Devices shall be shipped by Manufacturer from Manufacturer's Facility to the Delivery Location specified in the applicable Purchase Order Ex Works (EXW) Destination (Incoterms 2021).

4.3 Packaging and Labeling. Manufacturer shall properly pack, mark, and ship Devices as instructed by Mirion and otherwise in accordance with applicable Law and industry standards, and shall provide Mirion with shipment documentation showing the Purchase Order number, Manufacturer's identification number for the subject Devices, the quantity of pieces in shipment, the number of cartons or containers in shipment, Manufacturer's name, the bill of lading number, and the country of origin.

4.4 Inspection. Mirion shall have the right to inspect the Devices prior to each shipment from Manufacturer's Facility to the applicable Delivery Location and to approve or reject any units of Devices notwithstanding Mirion's payment for the Devices. Manufacturer shall notify Mirion when Devices are ready to be shipped and Mirion shall have a reasonable period of time, not to be less than two days following receipt of such notice and prior to shipment of the Devices to the Delivery Location ("Inspection Period"), to inspect all Devices and to inform Manufacturer, in writing, of Mirion's rejection of any Nonconforming Devices. If Mirion rejects any other Nonconforming Devices, Mirion may elect to (a) require Manufacturer, at Manufacturer's sole cost, to repair or replace the rejected Devices at Manufacturer's location, (b) purchase similar goods from another source, (c) produce similar goods itself, (d) repair the Devices itself or have a third party repair the Devices, or (e) retain the rejected Devices. All returns of Nonconforming Devices to Manufacturer are at Manufacturer's sole risk and expense. Devices that are not rejected within the Inspection Period will be deemed to have been accepted by Mirion; provided, however, that Mirion's acceptance of any Devices will not be deemed to be a waiver or limitation of Manufacturer's obligations pursuant to this Agreement (or any breach thereof), including those obligations with respect to Manufacturer's Product Warranty and Manufacturer's duty to indemnify Mirion.

5. Price and Payment.

5.1 Price. Mirion shall purchase the Devices from Manufacturer at the prices set forth on Schedule 1 attached hereto, which are established based on the Device Cost of the Devices using an estimate of the standard costs as of the Effective Date of this Agreement, plus fifteen percent (15%). During the sixty (60) day period after the Effective Date, Manufacturer shall evaluate the standard costs as of the Effective Date and retroactively adjust the Device Cost from the Effective Date to the end of such 60 day period (the "Initial Adjustment Date"). Thereafter, the Device Cost for each Device shall be reviewed and if required shall be adjusted upward or downward at the end of each ninety (90) period after the Initial Adjustment Date to reflect actual Device Costs incurred by Manufacturer during the prior ninety (90) day period ("Prices"). Manufacturer shall deliver to Mirion an updated schedule of Prices at the end of each ninety (90) period except that Manufacturer shall promptly notify Mirion of any increase in Prices that it has knowledge or is made aware of during each ninety (90) period, and such Prices shall go into effect five business days after receipt by Mirion of the updated schedule of Prices, unless Mirion shall have delivered to Manufacturer a written notice of objection to the adjusted Prices before the end of such five business day period. If Mirion has objected to any of the adjusted Prices, the Parties shall work to resolve those objections, with the updated Prices for any Devices that are not included in Mirion's objections going into effect at the end of said five business day period, and with the Prices of the Devices that are subject to objection continuing at the prior Prices until the objections are resolved.

5.2 Invoices. Manufacturer shall issue invoices to Mirion upon shipment of the Devices. Each invoice for Devices must set forth in reasonable detail the amounts payable by Mirion under this Agreement and contain the following information, as applicable: a reference to this Agreement; Purchase Order number, amendment number, and line-item number; Manufacturer's name; Manufacturer's identification number; carrier name; ship-to address; weight of shipment; quantity of Devices shipped; number of cartons or containers in shipment; bill of lading number; country of origin; and any other information necessary for identification and control of the Devices. Mirion reserves the right to return and withhold payment due to any invoices or related documents that are inaccurate or incorrectly submitted to Mirion. The Parties shall seek to resolve any invoice disputes expeditiously and in good faith in accordance with the dispute resolution provisions set forth in Section 17.17 hereof. Any payment by Mirion of an invoice is not an acceptance of any nonconforming element or terms on such invoice or the related Devices.

5.3 Payment. Except for any amounts disputed by Mirion in good faith, Manufacturer's accurate and correctly submitted invoices will be payable within thirty (30) days following Mirion's receipt of Manufacturer's invoice. Any payment by Mirion for Devices will not be deemed acceptance of the Devices or waive Mirion's right to inspect. Mirion will be entitled to any discounts allowable by Manufacturer for prompt payment even though Mirion is unable to make payment within the time limits set by Manufacturer if such failure is due to Manufacturer's actions or other circumstances or events beyond Mirion's reasonable control. Mirion shall make all payments in US dollars by check, wire transfer, or automated clearing house in accordance with the following Instructions:

ABA Number:

Account Name:

Account Number:

Bank Name and Address:

[Attn: [NAME/CONTACT INFORMATION]]

5.4 Setoff; Contingent or Disputed Claims. All amounts due from Mirion to Manufacturer are net of any indebtedness of Manufacturer to Mirion including without limitation, indebtedness under the Purchase Agreement; provided, however, nothing herein shall be construed to treat any amounts not yet due under the Purchase Agreement to be subject to the foregoing setoff right. In addition to any right of set-off, deduction or recoupment provided or allowed by Law, Mirion may, without notice to Manufacturer Party, set off against, and deduct and recoup from, any amounts due or to become due from Mirion to Manufacturer, any amounts due or to become due from Manufacturer to Mirion, including for damages resulting from breaches by Manufacturer of its obligations under this Agreement or any other agreement between such parties. If an obligation of Manufacturer is disputed, contingent, or unliquidated, payment by Mirion of all or any portion of the amount due may be deferred until such dispute contingency is resolved or the obligation is liquidated; provided, however, nothing herein shall be construed to treat any amounts not yet due under the Purchase Agreement to be subject to the foregoing setoff right. In the event of Manufacturer's bankruptcy, if all of the contracts (including this Agreement) between Mirion and Manufacturer have not been promptly assumed by Manufacturer (under applicable Law), Mirion may withhold payment to Manufacturer for Devices previously delivered (via administrative hold or otherwise) until the risk of potential rejection and other losses is eliminated.

6. Term; Termination.

6.1 Initial Term. The term of this Agreement commences on the Effective Date and continues for a period of two (2) years, unless it is earlier terminated pursuant to the terms of this Agreement or applicable Law (the "Initial Term").

6.2 Renewal Term. Upon expiration of the Initial Term, Mirion can renew for up to 2 additional successive 1-year terms by providing written Notice of its election to renew at least 90 days prior to the end of the then-current term (each, a "Renewal Term" and together with the Initial Term, the "Term"), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable Law; provided, however, that Manufacturer can prevent renewal of the Initial Term by delivering written Notice of decline to renew the Agreement within five (5) business days after receipt of Mirion's Notice of renewal. If the Initial Term or any Renewal Term is renewed for any Renewal Term(s) pursuant to this Section 6.2, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal. In the event that Mirion does not provide timely written Notice of exercise of its right to renew the Agreement , then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.

6.3 Mirion's Right to Terminate for Convenience. During any Renewal Term, Mirion may, at its option, terminate this Agreement for any reason by giving written Notice to Manufacturer. Termination will be effective sixty (60) days after the later to occur of Manufacturer's receipt of Mirion's Notice of termination or such other later date (if any) set forth in such termination Notice.

6.4 Mirion's Right to Terminate for Cause. Mirion may terminate this Agreement, by providing written Notice to Manufacturer:

(a) if Manufacturer repudiates or threatens to repudiate, any of its obligations under this Agreement;

(b) except as otherwise specifically provided under this Section 6.4, if Manufacturer is in breach of, or threatens to breach, any representation, warranty or covenant of Manufacturer under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Manufacturer within a commercially reasonable period of time under the circumstances, in no case exceeding thirty (30) days following Manufacturer's receipt of written Notice of such breach;

(c) notwithstanding the generality of Section (b), if Manufacturer fails to, or threatens not to, timely deliver Devices conforming to the requirements of, and otherwise in accordance with, the terms and conditions of this Agreement;

(d) if Manufacturer (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

(e) if Manufacturer fails to provide Mirion, within a commercially reasonable time after Mirion's request (but in no case exceeding five (5) business days after such request) with adequate and reasonable assurance of Manufacturer's financial and operational capability to perform timely any of Manufacturer's obligations under this Agreement.

(f) if without obtaining Mirion's prior written consent, (i) Manufacturer sells, leases, or exchanges a material portion of Manufacturer's assets, (ii) Manufacturer merges or consolidates with or into a competitor of Mirion, or (iii) a change in Control of Manufacturer occurs upon which a competitor of Mirion Controls Manufacturer.

Any termination under this Section 6.4 will be effective on Manufacturer's receipt of Mirion's written Notice of termination or such later date (if any) set forth in such termination Notice. Upon the occurrence of any of the events described under this Section 6.4, Mirion may, in addition to any of its other rights to suspend performance under this Agreement or applicable Law, immediately suspend its performance under all or any part of this Agreement, without any liability of Mirion to Manufacturer, and Mirion may, at its election, recover any and all damages, costs (including attorneys' and other professionals' fees and costs), expenses and losses incurred by Mirion as a result of any event described under this Section 6.4 or any breach of this Agreement by Manufacturer.

6.5 Manufacturer's Right to Terminate for Cause. Manufacturer may terminate this Agreement, by providing written Notice to Mirion:

(a) except as otherwise specifically provided under this Section 6.5, if Mirion is in material breach of any representation, warranty or covenant of Mirion under this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by Mirion within a commercially reasonable period of time (in no case exceeding thirty (30) days) after Mirion's receipt of written Notice of such breach; or

(b) if Mirion (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Any termination under this Section 6.5 will be effective on Mirion's receipt of Manufacturer's written Notice of termination or such later date (if any) set forth in such Notice. Upon the occurrence of any of the events described under this Section 6.5, Manufacturer may, in addition to any of its other rights to suspend performance under this Agreement or applicable Law, immediately suspend its performance under all or any part of this Agreement, without any liability of Manufacturer to Mirion, and, notwithstanding anything to the contrary contained in this Agreement (including the limitations set forth in Section 11) Manufacturer may, at its election, recover any and all damages (including direct, indirect, incidental, and consequential damages), costs (including attorneys' and other professionals' fees and costs), expenses and losses incurred by Manufacturer as a result of any event described under this Section 6.5 or any breach of this Agreement by Mirion.

6.6 Termination Claim.

(a) Following any termination or expiration of this Agreement, Mirion shall repurchase from Manufacturer all inventory used in the manufacture of the Devices, including all finished Devices, work-in-process inventory, raw materials and ordered materials which cannot not be canceled, at a price equal to the Device Cost for finished Devices, plus fifteen percent (15%) of such costs, or the actual cost for inventory or other materials which are not finished Devices, plus fifteen percent (15%) of such costs. Pursuant to Mirion's obligation to repurchase the inventory hereunder, within thirty (30) days after any expiration or termination of this Agreement Manufacturer shall submit a written Notice to Mirion setting forth the following amounts, in sufficient detail to allow Mirion to audit such amounts (a "Termination Claim"): (i) the Device Cost, plus fifteen percent (15%) for finished Devices as of the date of expiration or termination, not previously paid for, that conform to the requirements of this Agreement and were produced pursuant to any Purchase Orders issued by Mirion hereunder, to be delivered to Mirion if requested, and (ii) Manufacturer's actual cost, plus fifteen percent (15%) for work-in-process inventory, raw materials and non-cancellable ordered materials, incurred by Manufacturer as of the date of expiration or termination of this Agreement.

(b) Subject to the terms of this Section 6.6, if the Termination Claim is timely received by Mirion and Mirion verifies the costs set forth in the Termination Claim within thirty (30) days following receipt of the Termination Claim, Mirion shall pay to Manufacturer the amount due with respect to the Termination Claim within thirty (30) days after Mirion completes its audit and verification of the Termination Claim. Any payment of a Termination Claim will not be deemed a waiver of any of Mirion's other rights arising under this Agreement or applicable Law. Manufacturer's failure to timely submit a Termination Claim shall be a bar to any future action on such claim, but shall not be deemed a waiver of Manufacturer's other rights arising under this Agreement or applicable Law.

6.7 Effect of Expiration or Termination.

(a) Immediately upon the effectiveness of a Notice of termination delivered by Mirion to Manufacturer hereunder (as stated in such Notice), Manufacturer shall, unless otherwise directed by Mirion:

(i) promptly terminate all performance under this Agreement and under any outstanding Purchase Orders;

(ii) transfer title and deliver to Mirion all finished Devices completed prior to effectiveness of the Notice of termination; and

(iii) return to Mirion all Bailed Property and any other property furnished by or belonging to Mirion or any of Mirion's customers, or dispose of such Bailed Property or other property in accordance with Mirion's instructions (provided that Mirion will reimburse Manufacturer for the actual, reasonable costs associated with such disposal);

(b) Expiration or termination of the Term will not affect any rights or obligations of the Parties that:

(i) come into effect upon or after termination or expiration of this Agreement; or

(ii) otherwise survive the expiration or earlier termination of this Agreement pursuant to Section 17.4 and were incurred by the Parties prior to such expiration or earlier termination.

(c) Upon the expiration or earlier termination of this Agreement, each Party shall:

(i) return to the other Party or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other Party's Confidential Information;

(ii) permanently erase all of the other Party's Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems. Each Party shall destroy any such copies upon the normal expiration of its backup files; and

(iii) upon the other Party's written request, certify in writing to such other Party that it has complied with the requirements of this Section 6.7(c).

(d) Subject to Section 6.7(b), and except for any Termination Claim payable by Mirion under Section 6.6, Mirion, or in the case of the expiration of this Agreement, neither Party, will be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of either Party's rights, remedies or defenses under this Agreement, at law, in equity or otherwise.

7. Certain Obligations of Manufacturer.

7.1 Manufacturer Manufacturing Compliance Requirements. Manufacturer shall manufacture the Products in accordance with cGMPs, the individual Product Specifications, and the terms of this Agreement, the Quality Agreement, and the applicable Work Order.

7.2 Manufacturing Facility. Manufacturer agrees that during the Initial Term it will manufacture the Devices solely at its manufacturing facility located at 49 Natcon Drive, Shirley, NY 11967.

7.3 Quality.

(a) Manufacturer shall meet or exceed Mirion's quality standards for the Devices as set out in the Quality Agreement. Manufacturer shall perform quality inspections of Devices before delivery and shall certify inspection results in the manner requested by Mirion.

(b) Manufacturer shall work together with Mirion to achieve global process improvements in the areas of technology, quality, responsiveness, delivery, and cost. At Mirion's request, Manufacturer's representatives shall meet with Mirion to review the progress made on these objectives.

(c) Manufacturer shall provide reasonable support as requested by Mirion to address and correct quality concerns. In addition to its other rights and remedies, Mirion may hold Manufacturer responsible for costs associated with quality-issue investigation and containment to the extent caused by Manufacturer's acts or omissions.

(d) Manufacturer shall, on a continuous basis, identify ways to improve the quality, service, performance standards, and technology for the Devices, including through participation in Mirion's quality improvement initiatives.

7.4 Duty to Advise. Manufacturer shall promptly provide written Notice to Mirion of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences: (a) any failure by Manufacturer to perform any of its obligations under this Agreement; (b) any delay in delivery of Devices; (c) any defects or quality problems relating to Devices; (d) any change in Control of Manufacturer; (e) any deficiency in Mirion specifications, samples, prototypes or test results relating to this Agreement; or (f) any failure by Manufacturer, or its subcontractors or common carriers, to comply with Law. In addition, Manufacturer shall promptly notify Mirion in writing of any change in Manufacturer's authorized Representatives, insurance coverage, or professional certifications.

7.5 Transition of Supply Chain & Manufacturing.

(a) During the Term, Manufacturer will be solely responsible for procurement of components and supply chain management.

(b) During the Term, Mirion may recommend suppliers for the inventory and other materials to be used in the manufacture of the Devices. Manufacturer shall use commercially reasonable efforts to procure the required inventory at the lowest available prices and where practicable will use suppliers recommended by Mirion.

(c) Promptly following Closing, Manufacturer will confer with Mirion to develop a plan to transition the supply chain to Mirion effective as of the expiration or termination of this Agreement. Commencing after the expiration of Year 1 of the Term, Manufacturer shall take appropriate actions to facilitate the transition of the manufacture of the Devices to Mirion or an alternative supplier effective as of the expiration or termination of this Agreement.

7.6 Certain Changes.

(a) Manufacturer shall promptly make any changes Mirion directs in writing with respect to the Devices, which may include changes in the design, drawings, specifications, processing, inspection, testing, quality control, methods of packing and shipping, or the date or place of delivery. Any changes pursuant to this Section 7.6(a) will not affect the Price or time for delivery of Devices unless (i) within five (5) business days after Mirion's notice to Manufacturer of the change, Mirion receives from Manufacturer written Notice of a claim for adjustment with all sufficient information and documentation regarding Manufacturer's costs and production timing resulting from such changes to allow Mirion to perform an audit and verify such claim, and (ii) after auditing and verifying such claim, the results of such audit indicate that, in order to implement such Mirion-requested changes, Manufacturer's actual costs increased by a material amount or that implementing such changes reasonably and appropriately caused a delay in the Delivery Date of any affected Devices. Manufacturer may increase the Prices hereunder in a per-unit amount solely to the extent necessary to compensate Manufacturer for such actual cost increases (but not to allow for any additional margin) and, if applicable, may change the Delivery Date of the affected Devices. If Mirion's audit and verification results indicate that Manufacturer's actual costs have or should have actually decreased, the Prices hereunder shall be deemed decreased on a per-unit basis to reflect the amount of any such cost savings. Nothing in this Section 7.6(a), including any disagreement with Mirion as to any adjustment in price or time for performance, will excuse Manufacturer from proceeding with this Agreement as changed.

(b) Manufacturer may not make any changes with respect to the Devices or scope of this Agreement without Mirion's advance written approval, which may be given or withheld in Mirion's sole discretion, including (i) the location at which Devices are manufactured, (ii) any subcontractors to Manufacturer with respect to Devices, (iii) the processes or procedures used by Manufacturer in the production of Devices, (iv) the composition, fit, form, function or appearance of Devices, or (v) chemicals, raw materials or any components or ingredients used in the production of Devices. If Manufacturer learns of a possible change to the Devices that may reduce costs, improve quality, or otherwise be beneficial to Mirion, Manufacturer shall promptly notify Mirion of the possible change.

7.7 Manufacturer's Financial Condition.

Manufacturer shall promptly notify Mirion, in writing, of any and all events that have had or may have a material adverse effect on Manufacturer's business or financial condition, including any change in management, sale, lease, or exchange of a material portion of Manufacturer's assets, a change in Control of Manufacturer, or the breach of any loan covenants or other material obligations of Mirion to its creditors.

8. Compliance with Laws.

8.1 Compliance. Manufacturer shall at all times comply with all Laws applicable to this Agreement, Manufacturer's operation of its business and the exercise of its rights and performance of its obligations hereunder. Without limitation of the foregoing, Manufacturer shall ensure the Devices and any related packaging, conform fully to any applicable Law. Upon Mirion's reasonable request, Manufacturer shall provide Mirion with (a) written certification of Manufacturer's compliance with applicable Laws; (b) written certification of the origin of any ingredients or materials in the Devices; and (c) any additional information regarding the Devices requested by Mirion such that Mirion may comply in a timely manner with its obligations under Law.

8.2 Permits, Licenses, and Authorizations. Manufacturer shall obtain and maintain all Permits necessary for the exercise of its rights and performance of Manufacturer's obligations under this Agreement, including any Permits required for the import of Devices or any raw materials and other manufacturing parts used in the production and manufacture of the Devices, and the shipment of hazardous materials, as applicable.

9. Warranty.

9.1 Product Warranty. Manufacturer warrants to the Mirion Parties and any end users of the Devices that (the "Product Warranty"):

(a) for the period provided by applicable law, or for such longer period as provided by Mirion to its customers or any end users, the Devices will:

(i) conform, in all respects, to the specifications, standards, drawings, samples, descriptions, quality requirements, performance requirements, statements of work, and fit, form and function requirements furnished, specified or approved by Mirion for the Devices;

(ii) conform with the quality standards in the Quality Agreement;

(iii) be merchantable (as such term is defined in the UCC) and free from defects, latent or otherwise, in materials, and workmanship; and

(iv) comply with all applicable Laws.

(b) each of the Devices will be new and conveyed by Manufacturer to Mirion with good title, free and clear of all Encumbrances.

9.2 Additional Terms. The Product Warranty (a) is in addition to all other warranties, express, implied, statutory and common law, (b) extends to the Devices' future performance, (c) survives Manufacturer's delivery of the Devices, Mirion's receipt, inspection, acceptance, use of the Devices and payment for the Devices, and the termination or expiration of this Agreement, (d) inures to the benefit of the Mirion Parties and the users of Mirion's or its customers' products, and (e) may not be limited or disclaimed by Manufacturer. Mirion's approval of the Specifications or similar requirements will not be construed to relieve Manufacturer of any warranties. Manufacturer shall transfer and assign to Mirion all of its rights (but not any obligations) under all warranties from equipment or material manufacturers or suppliers, permitted subcontractors, or other third parties. Any applicable statute of limitations on Mirion's claims for breach of warranty will commence no earlier than the date on which Mirion discovers the breach.

9.3 Withdrawal or Recall of Devices. If Mirion, any of Mirion's customers or any Governmental Authority determines that any Devices sold to Mirion are Defective and a recall campaign is necessary, Mirion will have the right to implement such recall campaign and return Defective Devices to Manufacturer or destroy such Devices, as determined by Mirion in its reasonable discretion, at Manufacturer's sole cost and risk. If a recall campaign is implemented, at Mirion's option and Manufacturer's sole cost, Manufacturer shall promptly replace any Defective Devices and provide such replacement Devices to Mirion or Mirion's designee. The foregoing will apply even if the Product Warranty and any other product warranty applicable to the Devices have expired. Manufacturer will be liable for all of Mirion's costs associated with any recall campaign if such recall campaign is based upon a reasonable determination that the Devices fail to conform to the warranties set forth in this Agreement. Where applicable, Manufacturer shall pay all reasonable expenses associated with determining whether a recall campaign is necessary.

10. Indemnification.

10.1 Indemnification by Manufacturer. Subject to the terms and conditions of this Agreement, Manufacturer shall indemnify, defend and hold harmless the Mirion Parties (collectively, "Mirion Indemnified Parties") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by any Mirion Indemnified Party (collectively, "Losses"), relating to any third-party Claim or any direct Claim against Manufacturer alleging:

(a) a material breach or non-fulfillment of any of Manufacturer's representations, warranties, or covenants set forth in this Agreement;

(b) any negligent or more culpable act or omission of Manufacturer or any of its Representatives (including any recklessness or willful misconduct) in connection with Manufacturer's performance under this Agreement;

(c) any bodily injury, death of any Person or damage to real or tangible personal property caused by the negligent acts or omissions of Manufacturer or any of its Representatives; or

(d) any failure by Manufacturer or its Representatives to comply with any applicable Laws.

10.2 Indemnification by Mirion. Subject to the terms and conditions of this Agreement, Mirion shall indemnify, defend and hold harmless the Manufacturer Parties ("Manufacturer Indemnified Parties") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by any Manufacturer Indemnified Party (collectively, "Losses"), relating to any third-party Claim or any direct Claim against Mirion:

(a) alleging any negligent or more culpable act or omission of Mirion or any of its Representatives (including any recklessness or willful misconduct) in connection with Mirion's performance under this Agreement;

(b) alleging any of Mirion's Intellectual Property used in the design or production of the Devices, or that is embodied in the Devices, infringes any Intellectual Property Right of a third party;

(c) arising from any Specifications, raw materials, manufacturing parts, or other materials provided by Mirion;

(d) arising from Mirion's marketing, advertising, promotion, or sale of the Devices;

(e) arising from any failure by Mirion or its Representatives to comply with any applicable Laws

11. NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY OR ITS REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

12. Intellectual Property.

12.1 Ownership. Each of the Parties acknowledges and agrees that:

(a) each Party retains exclusive ownership of its Background Intellectual Property Rights;

(b) Mirion does not transfer to Manufacturer any of its Background Intellectual Property Rights, except that Mirion grants to Manufacturer the right to its Background Intellectual Property Rights to use to produce and supply Devices to Mirion hereunder;

(c) Manufacturer does not transfer to Mirion any of Manufacturer's Background Intellectual Property Rights, except that Manufacturer grants to Mirion and its customers the right to resell Devices or incorporate Devices purchased from Manufacturer into finished goods and to sell such finished goods to its customers;

(d) all Foreground Intellectual Property Rights will be owned by Mirion;

(e) Manufacturer assigns to Mirion all of Manufacturer's right, title, and interest in and to all Foreground Intellectual Property Rights, and, to the extent that any Foreground Intellectual Property Rights are copyrightable works or works of authorship (including computer programs, technical specifications, documentation, and manuals), the Parties agree that such works are "works made for hire" for Mirion under the US Copyright Act; and

(f) Manufacturer shall only use the Foreground Intellectual Property Rights to produce and supply Devices to Mirion.

12.2 Prohibited Acts. Each of the Parties shall not:

(a) take any action that may interfere with the other Party's Intellectual Property Rights, including such other Party's ownership or exercise thereof;

(b) challenge any right, title or interest of the other Party in such other Party's Intellectual Property Rights;

(c) make any claim or take any action adverse to such other Party's ownership of its Intellectual Property Rights;

(d) register or apply for registrations, anywhere in the world, the other Party's Trademarks or any other Trademark that is similar to such other Party's Trademarks or that incorporates such Trademarks in whole or in confusingly similar part;

(e) use any mark, anywhere, that is confusingly similar to the other Party's Trademarks;

(f) misappropriate any of the other Party's Trademarks for use as a domain name without such other Party's prior written consent; or

(g) alter, obscure, or remove any of the other Party's Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Devices), marketing materials, or other materials.

13. Confidentiality.

13.1 Scope of Confidential Information. From time to time during the Term, either Party (as the "Disclosing Party") may disclose or make available to the other Party (as the "Receiving Party") information about its business affairs, goods and services (including any Forecasts), confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as "confidential" constitutes "Confidential Information" hereunder. Confidential Information does not include information that at the time of disclosure and as established by documentary evidence:

(a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 13 by the Receiving Party or any of its Representatives;

(b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party's Confidential Information; or

(e) is required to be disclosed pursuant to applicable Law.

Notwithstanding the foregoing, any technical or other information provided by Manufacturer to Mirion or its Affiliates will not be subject to confidentiality or nondisclosure obligations unless the parties have entered into a separate written confidentiality and nondisclosure agreement signed by their respective authorized representatives prior to the effective date of this Agreement.

13.2 Protection of Confidential Information. The Receiving Party shall, for five (5) years from receipt of such Confidential Information:

(a) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b) not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c) not disclose any such Confidential Information to any Person, except to the Receiving Party's Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

The Receiving Party shall be responsible for any breach of this Section 13 caused by any of its Representatives. On the expiration or earlier termination of this Agreement, the Receiving Party and its Representatives shall, pursuant to Section 6.7(c), promptly destroy all Confidential Information and copies thereof that it has received under this Agreement.

14. Tangible Property.

14.1 Bailment.

(a) On the Effective Date, the tangible property listed on Schedule 4 shall be furnished by Mirion to Manufacturer or at manufacturer's direction to any supplier to Manufacturer in connection with or related to this Agreement(collectively, "Bailed Property"). The Bailed Property is and will at all times remain the property of Mirion (or Mirion's customer(s)), as applicable) and be held by Manufacturer on a bailment-at-will basis.

(b) Only Mirion has any right, title, or interest in and to Bailed Property, except for Manufacturer's limited right, subject to Mirion's sole discretion, to use the Bailed Property in the performance of Manufacturer's obligations under this Agreement. Manufacturer shall not use the Bailed Property for any other purpose. Other than Equipment which is required to be used in the manufacture, production, or assembly of Devices in conjunction with or in close proximity with property owned by Manufacturer, Manufacturer shall not commingle Bailed Property with the property of Manufacturer or with that of a Person other than Mirion or Manufacturer and shall not move any Bailed Property from Manufacturer's premises without the prior written approval by Mirion. To the fullest extent permitted by law, Manufacturer shall not allow any Encumbrance to be imposed on or attach to the Bailed Property through Manufacturer or as a result of Manufacturer's action or inaction, and Manufacturer hereby waives any Encumbrance that it may have or acquire in the Bailed Property.

(c) Manufacturer acknowledges and agrees that (a) Mirion is neither the manufacturer of the Bailed Property nor the manufacturer's agent, (b) Mirion is bailing Bailed Property to Manufacturer to enable Manufacturer to perform its obligations under this Agreement, (c) Manufacturer has inspected the Bailed Property and is satisfied that the Bailed Property is suitable and fit for its intended purposes, of which Manufacturer is aware, and (d) MIRION HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE FITNESS, CONDITION, MERCHANTABILITY, DESIGN OR OPERATION OF THE BAILED PROPERTY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE. Notwithstanding the foregoing, if the bailment relationship described in this Section 14.1 is deemed to be a secured financing transaction, Manufacturer grants to Mirion a continuing security interest in any rights or interests it may have in the Bailed Property.

14.2 Tooling Orders.

(a) Manufacturer may not charge Mirion for the cost of manufacturing or procuring any Tooling or other materials used in the production and sale of the Devices unless Mirion agrees in writing to reimburse Manufacturer for Manufacturer's actual reasonable costs of manufacturing or procuring such Tooling or other materials (a "Reimbursement Authorization"). Payment for such Tooling or materials will be due only after (a) Mirion has successfully completed all testing of such Tooling or materials required by Mirion, which will be conducted at Manufacturer's sole cost and expense, (b) Mirion has successfully conducted a tooling audit in accordance with its customer's requirements, and (c) Manufacturer has provided to Mirion detailed invoices documenting the actual costs incurred by Manufacturer for such Tooling or materials, including copies of any invoice issued to Manufacturer by any third party with respect thereto, and other any other information reasonably requested by Mirion with respect to such Tooling or materials (which may include CAD models and drawings). Mirion shall pay Manufacturer only the actual cost of such Tooling or materials, not to exceed the authorized amount, if any, stated in the applicable Reimbursement Authorization.

(b) Such Tooling or other materials that are subject to a Reimbursement Authorization provided by Mirion will become Bailed Property (and title thereto will vest in Mirion) immediately upon completion of all testing required by Mirion (provided that Mirion will not be relieved of its obligation to pay for such Tooling or materials in accordance with the terms of this Agreement) or if earlier, any payment by Mirion to Manufacturer therefor. Any payments made by Mirion for Bailed Property are expressly intended by Mirion to be held in trust for the benefit of any subcontractors or suppliers used by Manufacturer to fabricate the Bailed Property that relates to such payments, and Manufacturer agrees to hold such payments as trustee in express trust for such subcontractors or suppliers until Manufacturer has paid the subcontractors or suppliers in full for the Bailed Property. Mirion will not pay for any Tooling necessary for the production of sample products unless otherwise provided in the applicable Reimbursement Authorization.

14.3 Maintenance; Risk of Loss. Manufacturer shall bear all risk of loss of and damage to Bailed Property. Manufacturer shall, at its own expense, for the benefit of Mirion, insure all Bailed Property with full and extended coverage for all losses, for its full replacement value, in accordance with the terms of Section 16. As and when it is commercially reasonable to do so, Manufacturer shall, at its sole cost and expense, maintain the Bailed Property. All replacement parts, additions, improvements, and accessories for such Bailed Property paid for by Mirion will automatically become Mirion's property upon their incorporation into or attachment to the Bailed Property. All Bailed Property which must be replaced at Mirion's sole cost and expense in the ordinary course due to ordinary wear and tear will also be Mirion's property. Manufacturer shall, at its sole cost and expense, replace any missing components of or inserts to any Bailed Property where such loss is due to Manufacturer's negligence.

14.4 Inventory. Manufacturer will maintain a written inventory of all Bailed Property that sets forth a description and the location of all Bailed Property and provide a copy of this inventory to Mirion upon request. Manufacturer shall mark all Bailed Property permanently and conspicuously to identify it as the property of Mirion and indicate Mirion's name and address. Manufacturer shall immediately sign any documents reasonably requested by Mirion to evidence all of Mirion's rights to and interests in Bailed Property. Manufacturer grants to Mirion a limited and irrevocable power of attorney, coupled with an interest, to execute and record on Manufacturer's behalf any documents with respect to Bailed Property that Mirion determines are reasonably necessary to reflect Mirion's interest in the Bailed Property.

14.5 Manufacturer's Property. Unless otherwise agreed to by Mirion in writing, Manufacturer, at its sole expense, shall furnish, keep in good condition, and replace when necessary all Equipment and other items necessary or helpful for the production of the Devices (excluding Bailed Property, "Manufacturer's Property"). Manufacturer shall insure Manufacturer's Property with full and extended coverage for all losses, for its full replacement value, in accordance with the terms of Section 16.

15. Inspection and Audit Rights. Manufacturer hereby grants to Mirion and Mirion's customers, and each of their authorized Representatives, access to Manufacturer's premises (including Manufacturer's manufacturing operations used in production of the Devices) and all pertinent documents and other information, whether stored in tangible or intangible form, including any books, records, and accounts, in any way related to Manufacturer's performance under this Agreement (including Sellers' processes and procedures), Devices, Bailed Property or any payment or other transaction occurring in connection with this Agreement, for the purpose of auditing Manufacturer's compliance with the terms of this Agreement and any other agreements between Mirion and Manufacturer, including Manufacturer's charges for Devices, or inspecting or conducting an inventory of finished Devices, work-in-process or raw-material inventory or Bailed Property. Manufacturer agrees to cooperate fully with Mirion in connection with any such audit or inspection. Manufacturer shall maintain, during the Term and for a period of three (3) years after the Term, complete and accurate books and records and any other financial information in accordance with GAAP. Manufacturer shall segregate its records and otherwise cooperate with Mirion so as to facilitate any audit by Mirion. Manufacturer shall reimburse Mirion for all amounts associated with errors discovered during an audit. In addition, Manufacturer shall reimburse Mirion for the amount of Mirion's reasonable costs and expenses incurred in conducting the audit if the results of such audit indicate that such discrepancy is greater than ten percent (10%) of the total amount actually payable by Mirion for the period examined. If requested by Mirion, Manufacturer shall use its best efforts to permit Mirion and its Representatives to obtain from subcontractors or other suppliers to Manufacturer the information and permission to conduct the reviews specified with respect to Manufacturer in this Section 15.

16. Insurance. During the Term and for a period of three (3) years thereafter, Manufacturer shall, at its own expense, maintain and carry in full force and effect, subject to appropriate levels of self-insurance, commercial general liability insurance (including product liability) in a sum no less than US$5,000,000, all-risk property insurance covering Bailed Property and all of Manufacturer's Property, including Equipment, for its full replacement value, and workers' compensation insurance in an amount provided by law, with financially sound and reputable insurers. Manufacturer shall provide Mirion with a certificate of insurance evidencing the insurance coverage specified in this Section. The certificate of insurance shall name Mirion as an additional insured and loss payee. Manufacturer shall provide Mirion with 30 days' advance written notice in the event of a cancellation or material change in such insurance policy. Manufacturer waives, and shall request that its Insurers waive, any right of subrogation or other recovery against Mirion, its Affiliates, and their insurers.

17. Miscellaneous.

17.1 Further Assurances. Upon Mirion's reasonable request, Manufacturer shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

17.2 Relationship of the Parties. The relationship between Manufacturer and Mirion is solely that of vendor and vendee and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.

17.3 Entire Agreement. This Agreement, including and together with any related exhibits, schedules, and the applicable terms of any Purchase Orders, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

17.4 Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of Manufacturer contained herein will survive the expiration or earlier termination of this Agreement; and (b) Sections 10, 13 and 17 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement.

17.5 Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a "Notice") must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Manufacturer:	Biodex Medical Systems, Inc. c/o Salona Global Medical Device Corporation 6160 Innovation Way, Carlsbad, CA 92009

Email: dennis.nelson@salonaglobal.com

[Website: [WEBSITE ADDRESS]]

Attention: Dennis Nelson

Notice to Mirion:	1218 Menlo Drive Email: legal@mirion.com

[Website: [WEBSITE ADDRESS]]

Attention: General counsel

17.6 Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" is deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

17.7 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

17.8 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

17.9 Amendment and Modification. No amendment to or rescission, termination or discharge of this Agreement is effective unless it is in writing and signed by an authorized Representative of each Party.

17.10 Waiver.

(a) No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement and signed by an authorized representative of the Party waiving its right.

(b) Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

(c) None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement:

(i) any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or

(ii) any act, omission, or course of dealing between the Parties.

17.11 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

17.12 Equitable Remedies. Each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under Section 12 and Section 13 would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that such Party will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 17.12.

17.13 Assignment. Manufacturer may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Mirion; provided, however, Manufacturer may assign without the consent of Mirion its rights and delegate its obligations under this Agreement to any Affiliate or to any Person acquiring substantially all of Manufacturer's stock or assets, provided that such Person is not a competitor of Mirion. Mirion may assign any of its rights or delegate any of its obligations to any Affiliate or to any Person acquiring all or substantially all of Mirion's stock or assets. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

17.14 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

17.15 No Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Parties hereby designate each Mirion Indemnified Party as a third-party beneficiary of Section 10.1, each Manufacturer Indemnified Party as a third-party beneficiary of Section 10.2, and each Mirion Party and any end users of the Devices as third-party beneficiaries of Section 9.1, having the right to enforce such Sections.

17.16 Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by and construed in accordance with, the Laws of the State of New York, United States of America, without regard to the conflict of laws provisions thereof. The Parties agree that the United Nations Convention on Contracts for the International Sale of Devices does not apply to this Agreement.

17.17 Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a "Dispute"), shall be submitted for negotiation and resolution to the President of Seller (or to such other person of equivalent or superior position designated by Seller in a written Notice to Buyer) and the President of Buyer (or to such other person of equivalent or superior position designated by Buyer in a written Notice to Seller), by delivery of written Notice (each, a "Dispute Notice") from either of the Parties to the other Party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within 30 days after delivery of the applicable Dispute Notice, either Party may file suit in a court of competent jurisdiction in accordance with the provisions of Section 17.18 and Section 17.19 hereunder.

17.18 Choice of Forum. Each Party irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims, in any forum other than U.S District Court for the Eastern District of New York, or, if such court does not have subject-matter jurisdiction, the courts of the State of New York, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in such courts. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

17.19 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, or the transactions contemplated hereby. Each Party certifies and acknowledges that (a) no Representative of the other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

17.20 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

17.21 Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such party's (the "Impacted Party") failure or delay is caused by or results from the following force majeure events ("Force Majeure Event(s)"): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action; (e) embargoes or blockades in effect on or after the date of this Agreement; and (f) national or regional emergency. The Impacted Party shall give notice within three (3) days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party's failure or delay remains uncured for a period of forty-five (45) days following written notice given by it under this Section 17.21, the other Party may thereafter terminate this Agreement upon fifteen (15) days' written notice without liability to the Impacted Party; provided that payment for Devices sold prior to the date of termination shall be remitted in accordance with the terms and conditions of this Agreement.

17.22 No Public Announcements or Trademark Use. Unless expressly permitted under this Agreement, Manufacturer shall not:

(a) make any statement (whether oral or in writing) in any press release, external advertising, marketing, or promotion materials regarding the subject matter of this Agreement, Mirion or its business unless:

(i) it has received the express written consent of Mirion, or

(ii) it is required to do so by Law.

(b) use any of Mirion's Trademarks without the prior written consent of Mirion.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

BIODEX MEDICAL SYSTEMS, INC.

By_____________________
Name:
Title:

CAPINTEC, INC.

By_____________________
Name:
Title:

Exhibit D

[License Agreement]

Trademark License Agreement

This Trademark License Agreement ("Agreement"), dated as of April [3] (the "Effective Date"), is made and entered into by and between Mirion Technologies (Capintec), Inc., a Delaware corporation ("Licensor") and Biodex Medical Systems, Inc., a New York corporation ("Licensee"). Licensor and Licensee may be hereinafter referred to individually as a "Party" and collectively as the "Parties". All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement (as defined below).

Recitals

WHEREAS, Licensor is the owner of the Licensed Mark (as defined below); and

WHEREAS, the Mirion Technologies (US), Inc. ("Mirion"), the parent company of Licensor and Licensee has reorganized the Parties to segregate the Physical Medicine / Rehabilitation product lines (the "Rehabilitation Business") into Licensee and the Nuclear Medicine and Imaging product lines into Licensor, in preparation for the sale of Licensee.

WHEREAS, the Licensed Mark includes Fields of Use for product lines carried by both Licensor and Licensee; and

WHEREAS, Mirion, as Seller, and Biodex Rehab Systems, LLC, a Delaware limited liability company, as Buyer, have entered into that certain Stock Purchase Agreement, dated as of March [15], 2023 (the "Purchase Agreement"), pursuant to which Mirion has agreed to sell to Buyer, all of the outstanding stock of Licensee, all as more fully described therein; and

WHEREAS, Licensee wishes to use the Licensed Mark in connection with the Rehabilitation Business in the Territory (as defined below) and, upon Closing of the transactions contemplated by the Purchase Agreement, Licensor is willing to grant to Licensee a license to use the Licensed Mark upon the terms and provisions and subject conditions hereinafter provided.

NOW, THEREFORE, in consideration of foregoing recitals and of the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the following meanings:

"Confidential Information" has the meaning set forth in Section 7.

"Indemnified Party" has the meaning set forth in Section 9.1.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirement, or rule of law of any federal, state, local, or foreign government, or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

"Licensed Mark" means the trademark set forth on Schedule 1.

"Field of Use" means any legal use associated with the manufacture, advertising, marketing, distribution, and sale of the types of products listed or described on Schedule 1 under the Licensed Mark.

"Licensed Mark Products" means the type of products listed or described on Schedule 1.

"Losses" means losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

"Term" has the meaning set forth in Section 10.1.

"Territory" means globally.

"Third-Party Claim" has the meaning set forth in Section 9.1.

2. License Grant.

2.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term an exclusive (including as to Licensor) (subject to the rights reserved under Section 2.2), a worldwide, perpetual, non-transferable (except as provided in Section 12), non-sublicensable, royalty-free license to use the Licensed Mark within the Field of Use.

2.2 Reservation of Rights. Licensor hereby reserves all rights not expressly granted to Licensee under this Agreement, including, without limitation, reservation of the right to use the Licensed Marks in all areas as provided under "Excluded from the Field of Use" on Schedule 1. Without limiting the foregoing, except with respect to the Rehabilitation Business, all rights granted to Licensee under this Agreement are subject to Licensor's and its Affiliates' reserved right to use the Licensed Mark in their respective businesses or in any products or services, anywhere in the world.

2.3 Business Names and Domain Names. Except for the website name www.biodexrehab.com, without Licensor's prior written consent, Licensee shall not use the Licensed Mark (or any mark confusingly similar thereto), individually or in combination, as part of (a) its corporate or trade name, or (b) any domain name.

3. [Reserved].

4. Ownership and Registration.

4.1 Acknowledgement of Ownership. Licensee acknowledges that (a) Licensor is the owner of the Licensed Mark throughout the world and all goodwill related thereto, and

(b) all use of the Licensed Mark under this Agreement and any goodwill accruing from such use will inure solely to Licensor's benefit, except that any goodwill associated with its use solely in the Rehabilitation Business will inure solely to Licensee's benefit. If Licensee acquires any rights in the Licensed Mark, by operation of law or otherwise, Licensee hereby irrevocably assigns such rights to Licensor without further action by either Party. Licensee shall not dispute or challenge, or assist any Person in disputing or challenging, Licensor's rights in and to the Licensed Mark or the Licensed Mark's validity. Licensee acknowledges that Licensor shall continue to use the Licensed Mark for its other businesses, including, but not limited to its, nuclear medicine business. Licensor acknowledges that Licensee is the owner of the registered trademark U.S. No. 1390671 throughout the world and all goodwill related thereto.

4.2 Licensee Restrictions. Licensee agrees that it shall not, during the Term or thereafter, directly or indirectly:

(a) take, omit to take, or permit any action which will or may dilute the Licensed Mark or tarnish or bring into disrepute the reputation of or goodwill associated with the Licensed Mark or Licensor, or which will or may invalidate or jeopardize any registration of the Licensed Mark; or

(b) apply for, or obtain, or assist any Person in applying for or obtaining any registration of the Licensed Mark, or any trademark, service mark, trade name, or other indicia confusingly similar to the Licensed Mark in the Territory.

4.3 Maintenance of Registrations. Licensor shall, at its own expense, take all reasonable steps to maintain the existing registrations of the Licensed Mark and prosecute to registration any pending applications, in each case, in the Territory, for so long as the Licensed Mark is being used in commerce as required by applicable Law. Licensee shall provide, at Licensor's request and at Licensor's expense, all reasonable or necessary assistance with such maintenance and prosecution. On request, Licensor shall provide to Licensee copies of receipts of renewal fees. For the duration of the license granted hereunder and for a period of at least five (5) years thereafter, Licensee shall maintain appropriate records relating to its use of the Licensed Mark.

4.4 No Encumbrances. Licensee shall not grant or attempt to grant a security interest in, or otherwise encumber, the Licensed Mark or record any such security interest or encumbrance against any application or registration regarding the Licensed Mark in the United States Patent and Trademark Office or elsewhere.

4.5 Recordation of License. Licensee shall make all necessary filings, in such form reasonably acceptable to Licensor, to record the license granted to it in Section 2.1 in the relevant trademark registries in the Territory. Licensee is solely responsible for payment of any recordation fees and all related expenses. Licensor shall provide reasonable assistance, at Licensee's expense, to enable Licensee to comply with this Section 4.5.

5. Quality Control.

5.1 Acknowledgement. Licensee acknowledges and is familiar with the high standards, quality, style, and image of Licensor, and Licensee at all times shall conduct its business and use the Licensed Mark in a manner consistent with these standards, quality, style, and image.

5.2 Compliance with Laws. Licensee shall promptly provide Licensor with copies of all communications with any governmental, regulatory, or industry authority relating to the Licensed Mark.

6. Enforcement.

6.1 Notification. Licensee shall immediately notify Licensor in writing with reasonable detail of any: (a) actual, suspected, or threatened infringement of the Licensed Mark, claim that the Licensed Mark is invalid, or opposition to the Licensed Mark; (b) actual, suspected, or threatened claim that use of the Licensed Mark infringes the rights of any third party; (c) person applying for, or granted, a registered trademark by reason of which that person may be, or has been, granted rights which conflict with any of the rights granted to Licensee under this Agreement; or (d) other actual, suspected or threatened claim to which the Licensed Mark may be subject.

6.2 Actions. With respect to any of the matters listed in Section 6.1: (a) Licensor has exclusive control over, and conduct of, all claims and proceedings; (b) Licensee shall provide Licensor with all assistance that Licensor may reasonably require in the conduct of any claims or proceedings; and (c) Licensor shall bear the cost of any proceedings and will be entitled to retain all sums recovered in any action for its own account.

7. Confidentiality. Each Party (the "Receiving Party") acknowledges that in connection with this Agreement it will gain access to information that is treated as confidential by the other Party (the "Disclosing Party"), including information about its business operations and strategies, goods and services, customers, pricing, marketing, and other sensitive and proprietary information (collectively, the "Confidential Information"). Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence:

(a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 7 by the Receiving Party; (b) is or becomes available to the Receiving Party on a non-confidential basis from another Person, provided that such Person is not and was not prohibited from disclosing such Confidential Information; (c) was known by or in the possession of the Receiving Party prior to being disclosed by or on behalf of the Disclosing Party; or (d) is required to be disclosed by Law, including pursuant to the terms of a court order; provided that the Receiving Party has given the Disclosing Party prior written notice of such disclosure and an opportunity to contest such disclosure and to seek a protective order or other remedy. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any Person, except to the Receiving Party's officers, employees, consultants, accountants, and legal advisors who are bound by written confidentiality obligations and have a need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

8. Representations and Warranties.

8.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the Laws of its jurisdiction of incorporation or organization;

(b) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action; and

(d) upon execution and delivering, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

8.2 Disclaimer of Representations and Warranties. Nothing in this Agreement constitutes any representation or warranty by Licensor that:

(a) the Licensed Mark is valid; or

(b) the exercise by Licensee of rights granted under this Agreement will not infringe the rights of any person.

8.3 Exclusion of Consequential and Other Indirect Damages. To the fullest extent permitted by applicable Laws, Licensor will not be liable to Licensee for any consequential, incidental, indirect, exemplary, special, punitive, or enhanced damages whether arising out of breach of contract, tort (including negligence), or otherwise, regardless of whether such damage was foreseeable and whether Licensee has been advised of the possibility of such damages.

9. Indemnification.

9.1 Indemnification. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, officers, directors, employees, agents, successors, and assigns (each, an "Indemnified Party"), from and against all Losses arising out of or in connection with any third party claim, suit, action, or proceeding (each, a "Third-Party Claim") relating to any actual or alleged: (a) breach by Licensee of any representation, warranty, covenant, or obligation under this Agreement; or (b) Licensee's exercise of its rights granted under this Agreement, including any product liability claim or infringement, dilution, or other violation of any intellectual property rights relating to the manufacture, promotion, advertising, distribution or sale of the Licensed Mark Products; in each case, except to the extent any such Third-Party Claim is based solely on trademark infringement arising out of Licensee's use of the Licensed Mark in accordance with this Agreement.

9.2 Indemnification Procedures. The Indemnified Party shall promptly notify the Licensee upon becoming aware of a Third-Party Claim under this Section 9. The Licensee shall promptly assume control of the defense and investigation of such Third-Party Claim, with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall reasonably cooperate with the Licensee in connection therewith, in each case at the Licensee's sole cost and expense. The Indemnified Party may participate in the defense of such Third-Party Claim, with counsel of its own choosing and at its own cost and expense. The Licensee shall not settle any such Third-Party Claim without such Indemnified Party's prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). If the Licensee fails or refuses to assume control of the defense of such Third- Party Claim, the Indemnified Party has the right, but no obligation, to defend against such Third-Party Claim, including settling such Third-Party Claim after giving notice to the Licensee, in each case in such manner and on such terms as the Indemnified Party may deem appropriate. Neither the Indemnified Party's failure to perform any obligation under this Section 9.2 nor any Indemnified Party's act or omission in the defense or settlement of any such Third-Party Claim will relieve the Licensee of its obligations under this Section 9.2, including with respect to any Losses, except to the extent that the Licensee can demonstrate that it has been materially prejudiced as a result thereof.

10. Term and Termination.

10.1 Term. This term of this Agreement will commence as of the Effective Date and shall continue unless terminated earlier in accordance with this Section 10 (the "Term").

10.2 Termination for Cause. Licensor may terminate this Agreement immediately on written notice to Licensee if:

(a) Licensee breaches or violates any material provision of this Agreement and, if such breach is susceptible to cure, fails to cure such breach within fourteen (14) days following such written notice; or

(b) Licensee (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully is not dismissed or vacated within sixty (60) days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

11. Post-Termination Rights and Obligations.

11.1 Effect of Termination. Upon the expiration or termination of this Agreement for any reason and subject to any express provisions set out elsewhere in this Agreement:

(a) all rights and licenses granted pursuant to this Agreement cease;

(b) Licensee shall cease all use of the Licensed Mark;

(c) Licensee shall cooperate with Licensor in the cancellation of any licenses recorded pursuant to this Agreement and shall execute such documents and do all acts and things as may be necessary to effect such cancellation; and

(d) Licensee shall promptly return to Licensor or, at Licensor's option, destroy, at Licensee's expense, all Confidential Information of Licensor and all copies thereof.

11.2 Surviving Rights. The rights and obligations of the Parties set forth in this Section 11.2 and Section 1, Section 4.1, Section 4.2, Section 7, Section 9, Section 11, and Section 13, and any right, obligation, or required performance of the Parties, which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

12. Assignment. Except for an assignment to any of its Affiliates that participate in the operation of the Rehabilitation Business, Licensee shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without Licensor's prior written consent, which consent shall not be unreasonably withheld or delayed. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or reorganization involving Licensee (regardless of whether Licensee is a surviving or disappearing entity) and a competitor of Licensor or its Affiliates will be deemed to be a transfer of rights, obligations, or performance under this Agreement for which Licensor's prior written consent is required. No delegation or other transfer will relieve Licensee of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 12 is void. Licensor may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensee's consent.

13. Miscellaneous.

13.1 Further Assurances. Each Party shall, upon the reasonable request of the other Party, and, except as otherwise expressly set forth herein, at such other Party's sole expense, execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

13.2 Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party has authority to contract for or bind the other Party in any manner whatsoever.

13.3 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (in each case, with confirmation of transmission or receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses indicated below (or at such other address for a Party as may be specified in a notice given in accordance with this Section 13.3).

If to Licensor:	1218 Menlo Drive
Atlanta, GA 30318
E-mail:
Attention: General counsel

If to Licensee:	6160 Innovation Way
Carlsbad, CA 92009

E-mail:
Attention: General counsel

13.4 Interpretation. For purposes of this Agreement, (a) the words "include," "includes," and "including" will be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules, and Exhibits refer to the Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any Schedules and Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

13.5 Entire Agreement. This Agreement, together with all Schedules and Exhibits hereto and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the following order of precedence shall govern: (a) first, this Agreement, excluding its Schedules and Exhibits; (b) second, the Schedules and Exhibits to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

13.6 No Third-Party Beneficiaries. Except as expressly set for in Section 9 with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

13.7 Binding Agreement. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

13.8 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

13.9 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent permitted under applicable Law.

13.10 Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any other jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of New York State in each case located in New York County, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.11 Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any claim, suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

13.12 Equitable Relief. Licensee acknowledges that a breach by Licensee of this Agreement may cause Licensor irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, Licensor will be entitled to equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and Licensee hereby waives any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies will not be deemed to be exclusive but are in addition to all other remedies available under this Agreement at Law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

13.13 Attorneys' Fees. If any claim, suit, action, or proceeding is instituted or commenced by either Party against the other Party arising out of or related to this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys' fees and court costs from the non-prevailing Party.

13.14 Headings. The headings and subheadings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any of its provisions.

13.15 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a signed PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

BIODEX MEDICAL SYSTEMS, INC.

By_____________________

Name:

Title:

MIRION TECHNOLOGIES (CAPINTEC),

INC.

By_____________________

Name:

Title:

SCHEDULE 1

Licensed Mark(s): BIODEX

Registration Number: 5127201

Territory: Global

Field of Use:

IC 010. US 026 039 044. G & S: Dynamometers for diagnostic muscle strength testing; Exercise machines for therapeutic purposes; Medical and therapeutic device and apparatus, namely, a force and motion sensing apparatus and assisted exercise machine for the rehabilitation of hands and wrists, feet and ankles, knees affected by neuromuscular diseases, disorders, or injuries for home or clinical use; Therapy apparatus in the nature of Static and dynamic balance testing and training devices for medical and therapeutic purposes; Electromedical instruments, namely, medical devices for providing vibrotactile biofeedback of postural sway; Medical apparatus, namely, strain-relief, unweighting apparatus with patient jackets for body weight support of patients; Supported ambulation orthosis for ankle and foot; Medical apparatus, namely, strain- relief, unweighting harness for body weight support of patients.

IC 028. US 022 023 038 050. G & S: Exercise treadmills; Semi-recumbent elliptical exercise machines.

Excluded from the Field of Use:

IC 009. US 021 023 026 036 038. G & S: Ergometers not for medical purposes; Lead-lined laboratory furniture; Nuclear medicine imaging apparatus instruments for research purposes for identifying and properly displaying small anatomic objects, namely, bar phantoms for measuring intrinsic and collimator spatial resolution relating to the visibility of small objects and spatial linearity for correctly positioning image data; Nuclear medicine imaging apparatus, namely, nuclear imaging phantoms for research purposes, namely, flood phantoms for lighting scintillation camera's crystal to determine response uniformly; Nuclear medicine apparatus for research purposes, namely, thyroid uptake neck phantom for thyroid-iodine uptake measurements; Wipe test counter, namely, a gamma counter instrument for measurement of gamma energy and isotopes for laboratory purposes; Radiation protection equipment for laboratory use, namely, radiation protection shields.

IC 010. US 026 039 044: Dose calibrators for radionuclide activity measurements, namely, medical dose meters that measure the total radiation dose received by a patient during a diagnostic procedure; Dose calibrators for radionuclide activity measurements, namely, radiation dosimeters for assessing therapeutic doses of radiation delivered to patients; Lung ventilation scan apparatus, namely, radiological apparatus for diagnostic and medical purposes; Nuclear medicine imaging apparatus instruments for medical purposes for identifying and properly displaying small anatomic objects, namely, bar phantoms for measuring intrinsic and collimator spatial resolution relating to the visibility of small objects and spatial linearity for correctly positioning image data; Nuclear medicine imaging apparatus, namely, nuclear imaging phantoms for medical purposes, namely, flood phantoms for lighting scintillation camera's crystal to determine response uniformly; Nuclear medicine apparatus for medical purposes, namely, thyroid uptake neck phantom for thyroid-iodine uptake measurements; Radiation shielding for medical purposes for use in nuclear medicine, namely, syringe shields, medical vial shields, radiation protector shields, shielded barrier isolators, and containers especially adapted for radiation shielding for medical purposes in the nature of radiation shielding storage containers and storage containers for radioactive medicine; Medical instruments for monitoring radiation;

Exhibit E

[Parent Guaranty]

Exhibit E

PARENT GUARANTY

This PARENT GUARANTY (this "Guaranty"), dated as of April [3], 2023, is executed and delivered by Salona Global Medical Device Corporation, a corporation incorporated under the laws of the Province of British Columbia ("Parent"), for the benefit of Mirion Technologies (US), Inc., a Delaware corporation ("Seller"), in connection with that certain Stock Purchase Agreement dated as of March [15], 2023 (the "Purchase Agreement") by and between Seller, Parent and Biodex Rehab Systems, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent ("Buyer"). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Purchase Agreement. Parent and Seller may be referred to herein individually as a "Party" and collectively as the "Parties."

1. Guaranty. To induce Seller to enter into the Purchase Agreement and consummate the transactions contemplated thereby and for other valuable consideration, Parent hereby irrevocably and unconditionally guarantees the due and punctual payment, performance, observance and discharge of all of Buyer's obligations, agreements and conditions under the Purchase Agreement, including without limitation, the payment of the Purchase Price (collectively, the "Guaranteed Obligations"), for the benefit of, and to, Seller. This Guaranty is a guaranty of performance of all the Guaranteed Obligations.

2. Guaranty Irrevocable, Absolute and Continuing; Waivers. Parent acknowledges and agrees that its obligations under this Guaranty are irrevocable, absolute, continuing, unconditional and general without any limitation. Parent acknowledges and agrees that until the Guaranteed Obligations have been paid and performed, as applicable, in full, Parent shall not be released by or because of the taking, or failure to take, any action that might in any manner vary, discharge or otherwise reduce, limit, or modify Parent's obligations under this Guaranty. Without limiting the foregoing, Parent's obligations hereunder shall not be released, impaired or affected in any way including, without limitation, by any of the following, all of which Parent hereby waives: (a) any bankruptcy, reorganization or insolvency under any law of Buyer or by any action of a trustee in any such proceeding; (b) any new agreements or obligations of Buyer with Seller; (c) any setoff, defense or counterclaim of Buyer with respect to the obligations or otherwise arising, either directly or indirectly, in regard to the Guaranteed Obligations; or (d) any other circumstance that might otherwise constitute a legal or equitable defense to Parent's obligations under this Guaranty. Parent waives acceptance, assent and all rights of notice or demand including, without limitation, the following: (a) notice of acceptance of this Guaranty; (b) Buyer's default or nonpayment of any Guaranteed Obligation; (c) presentment, protest, notice of protest and demand for payment; (d) notice of the incurrence of any liability; and (e) any other notice, demand or condition to which Parent might otherwise be entitled prior to the Buyer's enforcement of this Guaranty.

3. Obligations Independent. The obligations of Parent under this Guaranty are independent of the obligations of Buyer, and a separate action or actions may be brought and prosecuted against Parent whether any action is brought against Buyer or whether Buyer is joined in any such action or actions.

4. Representations and Warranties. Parent hereby represents and warrants that:

a. Parent is duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization;

Exhibit E

b. the execution, delivery, and performance of this Guaranty have been duly authorized by all necessary corporate action and do not contravene any provision of the Parent's organizational documents or any law binding on Parent or any of its property or assets;

c. all consents, approvals, authorizations, permits of, filings with, and notifications to, any Governmental Authority necessary for the due execution, delivery, and performance of this Guaranty by Parent have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery, or performance of this Guaranty; and

d. this Guaranty constitutes a legal, valid, and binding obligation of the Parent, enforceable against Parent in accordance with its terms.

5. Successors and Assigns. Parent may not assign any of its rights or obligations under this Guaranty to any other Person (except by operation of law) without the prior written consent of Seller.

6. Amendments; Waiver. This Guaranty may be amended or waived only if such amendment or waiver is in writing and is signed by the Parties. No failure or delay by either Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7. Entire Agreement. This Guaranty and the Purchase Agreement set forth the entire agreement and understanding of the Parties with respect to the subject matter hereof. All previous agreements and understandings between the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Guaranty and the Purchase Agreement. If there is any inconsistency or conflict between the provisions of this Guaranty and the provisions of the Purchase Agreement, this Guaranty shall control.

8. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Litigation Costs.

a. This Guaranty shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

b. Any Action arising out of or relating to this Guaranty or the transactions contemplated hereby may be instituted solely in the federal courts of the United States of America or the courts of the State of New York in each case located in New York County, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Action.

Exhibit E

c. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

d. If either Party brings an Action to enforce this Guaranty or on account of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Guaranty, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that Action, in addition to any other relief to which it may be entitled.

9. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient provided that notice is also provided by another method; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.

If to Seller:	Mirion Technologies, Inc
1218 Menlo Drive
Atlanta, GA 30318
E-mail: legal@mirion.com
Attention: General counsel

with a copy to:	Hartmann Doherty Rosa Berman & Bulbulia, LLC
(which shall not	830 Morris Turnpike
Short Hills, NJ 07078
constitute notice)
Email:

Attention: Jeffrey S. Davis, Esq.

If to Parent:	Salona Global Medical Device Corporation
6160 Innovation Way
Carlsbad, CA 92009
Email:
Attention: Dennis Nelson

with a copy to:	Joseph G. Martinez, Esq.
(which shall not	Salona Global Medical Device Corporation
6160 Innovation Way
constitute notice)
Carlsbad, CA 92009

Email:
Attention: Joseph G. Martinez

Exhibit E

10. Headings. The headings in this Guaranty are for reference only and shall not affect the meaning or interpretation of any provisions of this Guaranty.

11. Counterparts. This Guaranty may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Guaranty delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Guaranty.

[Signature Page Follows]

Exhibit E

IN WITNESS WHEREOF, the undersigned has executed this Parent Guaranty as of the date first written above.

SALONA GLOBAL MEDICAL DEVICE CORPORATION

By: ________________________________

Name:

Title:

ACCEPTED BY:

MIRION TECHNOLOGIES (US), INC.

By: ________________________________

Name:

Title: